Exhibit 10.84

PURCHASE AGREEMENT

Between

CSC HOLDINGS, LLC

and

CHARTER COMMUNICATIONS OPERATING, LLC

Dated as of February 7, 2013

i

ii

ANNEXES

Annex A	-	Seller Disclosure Schedule
Annex B	-	Acquiror Disclosure Schedule

EXHIBITS

Exhibit A	-	Form of Opinion of Seller’s Regulatory Counsel
Exhibit B	-	Transition Services Agreement

iii

This PURCHASE AGREEMENT, dated as of February 7, 2013, is made between CSC Holdings, LLC, a Delaware limited liability company (“Seller”) and Charter Communications Operating, LLC, a Delaware limited liability company (“Acquiror”).

RECITALS

A.   Bresnan Broadband Holdings, LLC, a Delaware limited liability company (the “Company”), through its direct and indirect subsidiaries, Bresnan Communications, LLC, a Delaware limited liability company (“Bresnan Communications”), Bresnan Digital Services, LLC, a Delaware limited liability company (“Bresnan Digital”), Bresnan Broadband of Colorado, LLC, a Colorado limited liability company (“Bresnan of Colorado”), Bresnan Broadband of Montana, LLC, a Montana limited liability company (“Bresnan of Montana”), Bresnan Broadband of Utah, LLC, a Utah limited liability company (“Bresnan of Utah”), Bresnan Microwave of Montana, LLC, a Delaware limited liability company (“Bresnan Microwave”) and Bresnan Broadband of Wyoming, LLC, a Wyoming limited liability company (“Bresnan of Wyoming” and, collectively with Bresnan Communications, Bresnan Digital, Bresnan Microwave, Bresnan of Colorado, Bresnan of Montana, and Bresnan of Utah, the “Subsidiaries”), is engaged in the Business; and

B.   Seller, through its direct wholly owned subsidiary BBHI Holdings LLC, a Delaware limited liability company (“BBHI Holdings”), currently owns all of the issued and outstanding limited liability company membership interests of the Company (the “Membership Interests”), and Seller desires to sell, and Acquiror desires to purchase, all of the Membership Interests upon the terms and subject to the conditions set forth in this Agreement (collectively with the other transactions contemplated by this Agreement, the “Transaction”).

C.   Concurrently with the delivery of this Agreement, Charter Communications, Inc. (“CCI”) has delivered to Seller a Parent Guaranty, under which CCI has guaranteed the performance of Acquiror under this Agreement.

D.   Concurrently with the delivery of this Agreement, Seller and Acquiror have executed and delivered a transition services agreement in the form attached hereto as Exhibit B (the “Transition Services Agreement”).

AGREEMENT

In consideration of the Recitals above, which are hereby incorporated into this Agreement by reference, the representations, warranties, covenants and undertakings contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I.
DEFINITIONS AND TERMS

Section 1.1   Certain Definitions.    As used in this Agreement, the following terms have the meanings set forth below:

“Acquiror” has the meaning set forth in the Preamble.

“Acquiror Disclosure Schedule” means the Acquiror Disclosure Schedule attached hereto as Annex B.

“Acquiror Consents” means consents, approvals, waivers, authorizations, notices and filings required to be obtained by Acquiror or any of its Affiliates from, or to be given by Acquiror or any of its Affiliates to, or made by Acquiror or any of its Affiliates with, any Person in connection with the execution, delivery and performance by Acquiror of this Agreement.

“Acquiror Plans” has the meaning set forth in Section 5.6(b)(iii)

“Action” means any litigation, claim, action, arbitration, suit, hearing or proceeding (whether civil, criminal or administrative).

“Adjusted Closing Funded Indebtedness” means the Closing Funded Indebtedness as finally determined pursuant to Section 2.4.

“Adjusted Closing Net Working Capital” means the Closing Net Working Capital as finally determined pursuant to Section 2.4.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made.  For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Affiliate Transactions” has the meaning set forth in Section 3.26.

“Agreement” means this Purchase Agreement, as it may be amended or supplemented from time to time in accordance with the terms hereof.

“Antitrust Division” has the meaning set forth in Section 5.4(c).

“Antitrust Laws” has the meaning set forth in Section 5.4(d).

“Audited Financial Statements” has the meaning set forth in Section 3.6.

“Base Working Capital Value” means $-48.0 million.

“BBHI Holdings” has the meaning set forth in the Recitals.

“Benefit Plans” has the meaning set forth in Section 3.14(a).

“Books and Records” means all books, ledgers, files, reports, plans, records, manuals, maps and engineering data and test results held by the Company.

“Business” means the business of directly or indirectly owning and operating Systems that provide customers with analog and digital multichannel video programming services, high-speed internet services, digital voice services and other telecommunications and voice services in the geographic areas listed in Schedule 1.1(b) and other revenue-generating activities of the Company and the Subsidiaries.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by Law or executive order to close.

“Buyer Entities” has the meaning set forth in Section 8.2(d).

“CCI” has the meaning set forth in the Recitals.

“Chosen Courts” has the meaning set forth in Section 9.9.

“Closing” has the meaning set forth in Section 2.1(b).

“Closing Date” means the time at which and the date on which the Closing actually occurs.

“Closing Funded Indebtedness” means the aggregate amount of Funded Indebtedness of the Company and the Subsidiaries outstanding at the Closing Time, determined in accordance with GAAP.

“Closing Net Working Capital” means (i) the total Current Assets at the Closing Time, minus (ii) the total Current Liabilities at the Closing Time.

“Closing Tax Protest Payments” means the total tax payments paid under protest by the Company and its Affiliates to the Montana municipalities in connection with the Montana Tax Disputes prior to the Closing Time, except to the extent that any such tax payments have been irrevocably returned or refunded to the Company and its Affiliates prior to such time.

“Closing Time” means 11:59 p.m., New York City time, on the day immediately prior to the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Communications Act” means the Communications Act of 1934, including the Cable Communications Policy Act of 1984, the Cable Television Consumer Protection and Competition Act of 1992 and the Telecommunications Act of 1996, each as amended.

“Company” has the meaning set forth in the Recitals.

“Company’s Knowledge,” or any similar phrase, means the actual knowledge of the following employees of Seller and its Affiliates: Jim Nuzzo (Senior EVP Operations and Business Planning), Brad Feldman (VP, Video Product Strategy), Sharon Peters (VP, Marketing), Bob Sullivan (EVP, Sales), Matt Grover (VP, Commercial Sales), Greg Mott (SVP, Telecom Network Management), Pragash Pillai (SVP, Digital Network Technology), Chris Fulton (VP, Field Operations Optimum West), Rocky Boler (SVP, Customer Service), Frank Naples (SVP, Billing & Collections), Layth Taki (SVP, Controller – Cable & Technical Accounting), Kevin Watson (SVP, Treasury), Phil D’Ambrosio (SVP, Tax), Todd Brecher (SVP, Associate General Counsel, Corporate), Merryl Gordon (VP, Law-Benefits), Paul Jamieson (VP, Government and Business Affairs) and Bret Richter (SVP, Financial Strategy and Development).

“Confidentiality Agreement” means the letter agreement between the BBHI Holdings and CCI, dated November 21, 2012.

“Continuing Employees” has the meaning set forth in Section 5.6(a).

“Contracts” means all agreements, contracts, purchase orders, arrangements, commitments and licenses (other than this Agreement, Franchises, Leases and Demising Leases) to which the Company or a Subsidiary is a party or by which any of their assets are bound, whether written or oral.

“CPA Firm” means PricewaterhouseCoopers LLP or such other firm of independent certified public accountants on which Seller and Acquiror shall agree.

“Current Assets” means the consolidated current assets of the Company, as determined in accordance with GAAP applying consistent principles, practices, methodologies and policies as those set forth in the Audited Financial Statements, excluding the categories of assets set forth on Section 1.1(c) of the Seller Disclosure Schedule.

“Current Liabilities” means the consolidated current liabilities of the Company, as determined in accordance with GAAP applying consistent principles, practices, methodologies and policies as those set forth in the Audited Financial Statements, excluding the categories of liabilities set forth on Section 1.1(d) of the Seller Disclosure Schedule.

“Demising Leases” has the meaning set forth in Section 3.12(a).

“Digital Customer” means a customer who receives digital video services as reflected in the Company’s billing system.

“Employees” means all of the following:

(i)   all persons who are active employees of the Company or a Subsidiary on the Closing Date, including such employees who are on vacation or a regularly scheduled day off from work; provided, that employees of the Company or a Subsidiary who are on temporary leave for purposes of jury or annual two-week national service/military duty shall be deemed to be active employees;

(ii)      employees of the Company or a Subsidiary who are on nonmedical leaves of absence on the Closing Date; provided, that no such employee shall be guaranteed reinstatement to active service if his return to employment is contrary to the terms of his leave, unless otherwise required by applicable Law (for purposes of the foregoing, nonmedical leave of absence shall include maternity or paternity leave, leave under the Family and Medical Leave Act of 1993 or any comparable state Law, educational leave, military leave with veteran’s reemployment rights under federal or state Law, or personal leave, unless any of the foregoing is determined to be a medical leave); and

(iii)     employees of the Company or a Subsidiary who are on disability or medical leave on the Closing Date and for whom less than one hundred eighty (180) calendar days has elapsed as of the Closing Date since their last day of active employment.

“Encumbrance” means any lien, pledge, charge, claim, encumbrance, security interest, option, mortgage, easement or similar restriction.

“End Date” has the meaning set forth in Section 8.2(a).

“Enterprise Value” means $1,625,000,000.

“Environmental Law” means any Law (including common law) and any Governmental Authorization relating to the protection of human health or safety as it relates to environmental matters or the environment (including air, surface water, groundwater, drinking water supply, and surface or subsurface land or structures) or the regulation of Hazardous Substances.

“Equity Interest” means, with respect to any Person, any share or other similar interest, however designated, in the equity of such Person, including capital stock, partnership interests, membership interests, and any option or warrant with respect thereto and any other right to acquire any such interest and any securities or other rights convertible into, or exercisable or exchangeable for, any such interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is, or at any applicable time was, a corporation or trade or business (whether or not incorporated) under common control or treated as a single employer with the Seller or Subsidiaries within the meaning of Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

“ERISA Plan” has the meaning set forth in Section 3.14(c).

“Estimated Closing Funded Indebtedness” means Seller’s good faith estimate of the Closing Funded Indebtedness as set forth in the statement delivered pursuant to Section 2.2.

“Estimated Closing Net Working Capital” means Seller’s good faith estimate of the Closing Net Working Capital as set forth in the statement delivered pursuant to Section 2.2.

“FCC” means the Federal Communications Commission.

“Final Consideration” means the amount produced by the following formula: (i) the Enterprise Value; minus (ii) the Adjusted Closing Funded Indebtedness; plus (iii) the Adjusted Closing Net Working Capital; minus (iv) the Base Working Capital Value.

“Fixtures and Equipment” means all furniture, furnishings, vehicles, equipment, computers, tools, electronic devices, towers, trunk and distribution cable, decoders and spare decoders for scrambled satellite signals, amplifiers, power supplies, conduits, vaults and pedestals, grounding and pole hardware, installed subscriber devices (including drop lines, converters, encoders, transformers behind television sets and fittings), headends and hubs (origination, transmission and distribution systems) hardware and closed circuit devices and other tangible personal property (other than inventory) held by the Company, wherever located.

“Forms” has the meaning set forth in Section 5.11(b).

“Franchise” means each franchise, as such term is defined in the Communications Act, granted by a Government Entity authorizing the construction, upgrade, maintenance and operation of any part of the System.

“FTC” means the U.S. Federal Trade Commission.

“Fundamental Representations” has the meaning set forth in Section 6.2(a).

“Funded Indebtedness” means, as of any particular time, without duplication, the sum of (i) all amounts owing by the Company or the Subsidiaries to repay in full amounts due and terminate all obligations with respect to (a) that certain Credit Agreement, dated as of December 14, 2010, as it may be amended or supplemented from time to time, among the Company, the lenders from time to time party thereto, Citibank, N.A., Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital, Credit Suisse Securities (USA) LLC, UBS Securities LLC, Bank of America, N.A., Barclays Bank PLC and Credit Suisse AG and (b) all obligations with respect to hedging, swaps or similar arrangements, (ii) the outstanding aggregate principal amount of, and the accrued but unpaid interest on, the Notes, (iii) the outstanding aggregate principal amount of, and the accrued but unpaid interest on, (a) all other indebtedness for borrowed money of the Company and the Subsidiaries and (b) all other obligations evidenced by bonds, debentures, notes or other similar instruments or pursuant to any guarantee, (iv) all amounts drawn under letters of credit, banker’s acceptance or similar facilities, (v) all obligations for the deferred purchase price of assets, property or services and (vi) all obligations under capital or direct financing leases and purchase money and/or vendor financing.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authorizations” means all Franchises, licenses, permits, certificates, filings, registrations and other authorizations and approvals that the Company or any Subsidiary is required to obtain from, or make with, any Government Entity.

“Government Antitrust Entity” means any Government Entity with jurisdiction over the enforcement of any U.S. Antitrust Law or other similar Law.

“Government Entity” means the United States or any federal, state or local or foreign court, authority, agency, administrative or regulatory body or other governmental or quasi-governmental entity with competent jurisdiction.

“Hazardous Substances” means any regulated substance, toxic substance, hazardous substance, hazardous waste, pollution, pollutant or contaminant, or any release thereof as defined or referred to in any Environmental Law, as well as words of similar purport or meaning referred to in any other Law, including radon, asbestos or any asbestos-containing material, polychlorinated biphenyls, radioactive materials, urea formaldehyde, mold, lead and petroleum products and petroleum based derivatives.  Where one Law defines any of these terms more broadly than another, the broader definition shall apply.

“High-Speed Data Customer” means a “High-Speed Data Customer” as determined for purposes of the Audited Financial Statements.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Indemnitees” has the meaning set forth in Section 5.6(c).

“Indenture” means that certain Indenture, as it may be amended or supplemented from time to time, dated as of December 14, 2010, between the Company, as successor to BBHI Acquisition LLC, and U.S. Bank National Association.

“Initial Consideration” means the amount produced by the following formula: (i) the Enterprise Value; minus (ii) the Estimated Closing Funded Indebtedness; plus (iii) the Estimated Closing Net Working Capital; minus (iv) Base Working Capital Value.

“Intellectual Property” means patents, patent applications, trademarks, service marks, trade names, copyrights, trade secrets, domain names, URLs, copyrightable materials (including software in both source code and object code form) and other intellectual property rights.

“Law” means any law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree enacted, issued, promulgated or entered by a Government Entity, as in effect as of the applicable time.

“Leased Real Property” means the real property that is the subject of any of the Leases, including any leasehold improvements related to such Lease and all easements, rights-of-way, appurtenances and other rights benefiting such real property.

“Leases” means any lease, license agreement, sublease, other occupancy agreement, tenancy or right to occupy any space to which the Company or a Subsidiary is a party, which governs the use of real property owned by, or leased to, Persons other than the Company or such Subsidiary, as the case may be, in each case other than Demising Leases.

“LFA Approvals” means all consents, approvals or waivers required to be obtained from Government Entities with respect to the change in control of Franchises in connection with the Transaction.

“Liabilities” means any and all debts, liabilities, commitments and obligations of any kind however arising, whether fixed or contingent and whether or not matured, accrued, asserted, known, determined, determinable or required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“LLC Agreement” means the Fourth Amended and Restated Limited Liability Company Operating Agreement of the Company, dated December 14, 2010, as amended to date.

“Losses” means damages, losses, charges, Liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, Taxes, interest, penalties, and reasonable costs and expenses (including reasonable attorneys’ fees and out of pocket disbursements).

“Material Adverse Effect” means any effect that (a) is materially adverse to the business, results of operations, financial condition, cash flows, assets or liabilities of the Company and the Subsidiaries, taken as a whole, excluding any such effect to the extent resulting from or arising out of: (i) any actual or proposed change after the date of this Agreement in Law or GAAP or any other accounting standards or interpretations thereof applicable to the Company and the Subsidiaries or the Business; (ii) any change in international, national, regional or industry-wide economic or business conditions (including financial and capital market conditions); (iii) changes or conditions generally affecting the multichannel video programming, high-speed data or telephony industries; (iv) any attack on, or by, outbreak or escalation of hostilities or acts of war, sabotage or terrorism or natural disasters or any other national or international calamity; (v) conditions generally affecting or related to attributes of Acquiror or its Affiliates (other than any such conditions covered by any other clauses in this definition) or otherwise attributable to actions taken by Acquiror or its Affiliates, including any violation of the terms of this Agreement by Acquiror; (vi) the execution of this Agreement or the announcement of the Transaction, or the pendency of the Transaction (including any loss of, or adverse change in, the relationship of the Company and/or the Subsidiaries with their employees, customers, distributors, partners or suppliers or any other Persons with whom they transact business that is proximately caused thereby); (vii) any failure by the Company or any of the Subsidiaries, in and of itself, to meet any internal or published projections, forecasts or predications of revenues, earnings or cash flows for any period (although this clause (vii) shall not apply to the facts and circumstances that may have given rise or contributed to any such failure); or (viii) the Montana Tax Disputes; provided, however, that notwithstanding the foregoing, clauses (i), (ii), (iii) and (iv) shall not apply to the extent that the adverse effect on the Company and/or the Subsidiaries resulting from or arising out of the matters described therein is materially disproportionate to the adverse effects on other participants in the multichannel video programming, high-speed data or telephony industries in the United States or (b) would prevent the Company from consummating the Transaction.

“Material Contracts” has the meaning set forth in Section 3.11(a).

“Membership Interests” has the meaning set forth in the Recitals.

“Montana Tax Disputes” means the disputes with respect to property tax for the tax years 2010 through the Closing Time between the Company and the Subsidiaries, on the one hand, and the State of Montana Department of Revenue and the Montana municipalities, on the other.

“Monthly System Profit Statements” has the meaning set forth in Section 3.6.

“Names” has the meaning set forth in Section 5.11(b).

“Notes” means the 8.00% Senior Notes due 2018 issued under the Indenture.

“Notice of Objection” has the meaning set forth in Section 2.4(a).

“Objections” has the meaning set forth in Section 2.4(a).

“Ordinary Course” means the conduct of the Business by the Company and the Subsidiaries in accordance with their customary and normal practices, policies and procedures from December 14, 2010, through the date of this Agreement.

“Owned Real Property” means the real property owned by the Company or the Subsidiaries, including any and all buildings, plants, structures and improvements located thereon, fixtures attached thereto and all easements, rights-of-way, appurtenances and other rights benefiting such real property.

“Pay-Off Letters” has the meaning set forth in Section 2.2.

“Pension Plan” has the meaning set forth in Section 3.14(c).

“Permitted Encumbrances” means (i) Encumbrances reflected or reserved against or otherwise disclosed in the balance sheet included in the Audited Financial Statements; (ii) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, or repairmen’s liens or other similar common law or statutory Encumbrances arising or incurred in the Ordinary Course for sums not yet due and payable or which are being contested by appropriate proceedings; (iii) liabilities for Taxes, assessments, levies, fees and other governmental charges not yet due and payable, that are due but not delinquent or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established, including the contest that is listed on Section 3.18 of the Seller Disclosure Schedule; (iv) with respect to real property, (A) easements, licenses, covenants, rights-of-way, rights of re-entry and other similar restrictions or defects of title that, in each case, individually or in the aggregate do not materially affect the operation of the property subject thereto or the Business and that are reflected in the public records or would be disclosed by a correct survey and inspection of the real property, (B)  zoning, building, subdivision and other similar requirements and restrictions that do not and would not reasonably be expected to materially affect the operation of the property subject thereto, (C) Leases, Demising Leases, and other occupancy agreements and, in each case, any matters referred to therein, and (D) landlords’ liens made in the Ordinary Course for amounts not yet due and payable or that are being contested in good faith by appropriate proceedings; (v) rights reserved to any Government Entity to regulate the affected property that do not materially affect the operation of the property subject thereto or the Business; and (vi) Encumbrances incurred in the Ordinary Course in connection with workers’ compensation and unemployment insurance or similar Laws.

“Person” means an individual, corporation, partnership, association, limited liability company, Government Entity, joint venture, trust or other entity or organization.

“Post-Closing Adjustment Amount” means the amount (which may be a positive or negative number) obtained by the following formula: (i) the Initial Consideration minus (ii) the Final Consideration.

“Post-Closing Adjustment Notice” has the meaning set forth in Section 2.4(a).

“Pre-Closing Adjustment Notice” has the meaning set forth in Section 2.2.

“Promotional Materials” has the meaning set forth in Section 5.11(b).

“Proximate Cause Party” has the meaning set forth in Section 8.2(a).

“Regulatory Conditions” has the meaning set forth in Section 6.1(d).

“Regulatory Termination” has the meaning set forth in Section 8.2(d).

“Related Agreements” has the meaning set forth in Section 3.2.

“Representatives” means, as to any Person, the officers, directors, managers, employees, Affiliates, legal counsel, accountants, financial advisors, financing sources, hedge providers, consultants and other agents and advisors of such Person and its Affiliates.

“Required 214 Authorization” means the approval by the FCC of the assignment to Acquiror of the Company’s authorizations under Section 214 of the Communications Act insofar as such authorizations relate to the Systems.

“Required Regulatory Approvals” has the meaning set forth in Section 5.4(a).

“Required State Telecommunications Authorizations” means the issuance of State Telecommunications Authorizations to Acquiror as required for Acquiror to provide Telecommunications Services in the Systems following the Closing.

“Seller” has the meaning set forth in the Preamble.

“Seller Consents” has the meaning set forth in Section 3.3.

“Seller Disclosure Schedule” means the Seller Disclosure Schedule attached hereto as Annex A.

“State Regulatory Authority” means any state Government Entity with authority over the provision of Telecommunications Services.

“State Telecommunications Authorization” means an authorization granted or issued by a State Regulatory Authority to provide Telecommunications Services.

“Subsidiaries” has the meaning set forth in the Recitals.

“System” means any cable system, as such term is defined in the Communications Act, that is used in the operation of the Business.

“System Reports” has the meaning set forth in Section 5.1(e).

“Tax” or “Taxes” means all federal, state, local or non-U.S. taxes, charges, fees, duties, levies or other assessments including income, gross receipts, stamp, occupation, premium, environmental, windfall profits, value added, severance, property, production, sales, use, transfer, registration, duty, license, excise, franchise, payroll, employment, social security (or similar), unemployment, disability, withholding, alternative or add-on minimum, estimated, or other taxes, whether disputed or not, imposed by any Government Entity, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Returns” means all returns, reports, declarations, claims for refunds, or information return or statements required to be filed with respect to Taxes, including any schedules or attachments thereto, or amendments thereof.

“Telecommunications Services” shall have the meaning set forth in Section 3(46) of the Communications Act as of the date of this Agreement (47 U.S.C. Section 153(46)).

“Termination Fee” has the meaning set forth in Section 8.2(d).

“Termination Payments” has the meaning set forth in Section 8.2(d).

“Title Company” has the meaning set forth in Section 5.8.

“Transaction” has the meaning set forth in the Recitals.

“Transfer Taxes” has the meaning set forth in Section 5.5(a).

“Transition Services Agreement” has the meaning set forth in the Recitals.

“Unaudited 2012 Financial Statements” has the meaning set forth in Section 3.6.

“Video Customer” means a “Video Customer” as determined for purposes of the Audited Financial Statements.

“Voice Customer” means a “Voice Customer” as determined for purposes of the Audited Financial Statements.

“WARN Act” has the meaning set forth in Section 3.15.

Section 1.2   Other Terms.  Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

Section 1.3   Other Definitional Provisions.  Unless the express context otherwise requires:

  (a)   the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

  (b)   the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

  (c)   the terms “Dollars” and “$” mean United States Dollars;

  (d)   references herein to a specific Section, Subsection, Exhibit, Schedule or Annex shall refer, respectively, to the applicable Section, Subsection, Exhibit, Schedule or Annex of or to this Agreement;

  (e)   the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; and

  (f)   references herein to any gender include each other gender.

ARTICLE II.
PURCHASE AND SALE; CLOSING

Section 2.1   Purchase and Sale of Membership Interests.

  (a)   Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller agrees to cause BBHI Holdings to sell and transfer to Acquiror, and Acquiror agrees to purchase from BBHI Holdings, the Membership Interests, free and clear of any Encumbrances.

  (b)   Upon the terms and subject to the conditions set forth in Article VI, the closing of the Transaction (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP located at 125 Broad Street, New York, NY 10004 at 10:00 a.m. (Eastern Time) on (a) a Business Day designated by Seller that is no more than five (5) Business Days following the first date on which all of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) have been satisfied or waived in accordance with the terms hereof or (b) at such other time and place as the parties hereto shall agree.

Section 2.2   Estimated Amounts.  At least five (5) Business Days prior to the Closing Date, Seller shall provide to Acquiror (a) pay-off letters for any Estimated Closing Funded Indebtedness that Acquiror will be required to pay at the Closing pursuant to Section 2.3(a)(ii) (collectively, the “Pay-Off Letters”) and (b) a written statement setting forth, in reasonable detail and accompanied by reasonable supporting documentation, its good faith estimate and calculation of each of the Closing Funded Indebtedness and Closing Net Working Capital (the “Pre-Closing Adjustment Notice”).  Acquiror may challenge the contents of the Pre-Closing Adjustment Notice at any time prior to Closing if Acquiror believes, in good faith, that the Pre-Closing Adjustment Notice is in error.  Acquiror and Seller shall use good faith efforts to resolve any disputes with respect to the Pre-Closing Adjustment Notice prior to Closing.  If, and to the extent, any such dispute is not resolved prior to Closing, the amounts paid by Acquiror at Closing under Section 2.3(a) shall be based on the adjustments set forth in the Pre-Closing Adjustment Notice.  The Pay-Off Letters shall include the full repayment of all amounts due under clause (i) of the definition of Funded Indebtedness. On or prior to the Closing, Seller shall take or cause to be taken all actions necessary to terminate any future obligations with respect to any Contracts relating to such Funded Indebtedness after the full payment by Acquiror of the amounts required by Section 2.3(a)(ii).

Section 2.3   Payment of Consideration.

  (a)   At the Closing, Acquiror shall pay:

(i)   to BBHI Holdings, the Initial Consideration; and

(ii)          to each holder of Estimated Closing Funded Indebtedness for which a Pay-Off Letter has been provided to Acquiror as required by Section 2.2, the amount payable as set forth in such Pay-Off Letter.

  (b)   All cash amounts shall be paid by wire transfer of immediately available funds, as instructed and to the accounts indicated in writing at least five (5) Business Days prior to the Closing by Seller.

Section 2.4   Post-Closing Adjustments.

  (a)   Acquiror shall deliver to Seller, within ninety (90) days following the Closing Date, a notice setting forth Acquiror’s calculation of each of the Closing Funded Indebtedness and Closing Net Working Capital and the Post-Closing Adjustment Amount based thereon (assuming each of the same had been finally determined pursuant to this Section 2.4) (“Post-Closing Adjustment Notice”), together with documentation reasonably necessary to support Acquiror’s calculations thereof and shall give Seller and its Representatives access, during normal business hours and upon reasonable notice, to such of the employees and books and records of the Company and the Subsidiaries as Seller may reasonably request as part of its review of such Post-Closing Adjustment Notice.  Acquiror may not amend, supplement or otherwise change any aspect of the Post-Closing Adjustment Notice after it has been delivered to Seller without Seller’s consent.  Seller must deliver written notice to Acquiror setting forth in reasonable detail any objections it has with respect to the Post-Closing Adjustment Notice no later than thirty (30) days after the date on which Acquiror delivered the Post-Closing Adjustment Notice (the “Notice of Objection”).  If Seller does not so deliver the Notice of Objection within such thirty (30) day period, the Post-Closing Adjustment Notice shall become conclusive and binding on the parties for all purposes of this Agreement. If Seller does so deliver the Notice of Objection within such thirty (30) day period, then (i) any aspect of the Post-Closing Adjustment Notice to which there is no objection in the Notice of Objection shall become conclusive and binding on the parties for all purposes of this Agreement and (ii) Acquiror and Seller shall use good faith efforts to resolve all the objections contained in the Notice of Objection (the “Objections”) within thirty (30) days after the date on which the Notice of Objection was delivered to Acquiror; provided, however, that notwithstanding the foregoing, if an Objection is resolved in accordance with this Section 2.4 and GAAP would require any changes to any other components of the Post-Closing Adjustment Notice as a result of such resolution, then such required changes shall be made to such other components as part of the resolution of such Objection.

  (b)   If Seller and Acquiror are unable to resolve all of the Objections within such thirty (30) day period, either Seller or Acquiror may refer any remaining Objections that have not been resolved by such date to the CPA Firm, which, acting as experts and not as arbitrators, shall make its determination as to the resolution of such remaining Objections.  Acquiror and Seller shall instruct the CPA Firm to deliver its written determination to Acquiror and Seller no later than thirty (30) days after their submission to it of such remaining Objections.  The CPA Firm’s determination with respect to the remaining Objections shall be conclusive and binding upon the parties.  The fees and disbursements of the CPA Firm shall be shared equally by Seller and Acquiror.  Seller and Acquiror shall make readily available to the CPA Firm all relevant books and records and any work papers relating to the estimates delivered by Seller pursuant to Section 2.2 and the Post-Closing Adjustment Notice, respectively, and all other items reasonably requested by the CPA Firm in connection therewith.

  (c)   In the event that any Objections are referred to the CPA Firm pursuant to Section 2.4(b), Acquiror shall provide to Seller and its Representatives reasonable access to the employees and books and records of the Company and the Subsidiaries during regular business hours and on reasonable advance notice, to the extent reasonably necessary for Seller to prepare materials for presentation to the CPA Firm in connection with Section 2.4(b).  Acquiror and its Representatives shall have reasonable access to all information used by Seller, BBHI Holdings and/or the Company in preparing the estimates delivered by Seller pursuant to Section 2.2.

  (d)   Promptly (and in any event within five (5) Business Days) after all aspects of the Post-Closing Adjustment Amount shall have become conclusive and binding on the parties pursuant to the foregoing provisions, (i) if the Post-Closing Adjustment Amount is a negative number, Acquiror will pay the absolute value thereof to BBHI Holdings by wire transfer of immediately available funds to an account or accounts designated by Seller and (ii) if the Post-Closing Adjustment Amount is a positive number, then Seller will cause BBHI Holdings to pay the value thereof to Acquiror by wire transfer of immediately available funds to an account or accounts designated by Acquiror.

Section 2.5   Withholding Rights.  Acquiror will be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement to any Person such amounts as Acquiror is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law, and pay such withholding amount over to the appropriate taxing authority.  To the extent that amounts are so deducted and withheld by Acquiror, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.6   Closing Deliveries.

  (a)   At or prior to the Closing, Seller shall deliver or cause to be delivered to Acquiror the following:

(i)   evidence of the obtaining of, or, with respect to the Seller Consents that only require notice or filing, the notice or filing with respect to, the Seller Consents;

(ii)      the certificate to be delivered pursuant to Section 6.2(c);

(iii)     a certificate of good standing of the Company and each Subsidiary from its state of organization dated within ten (10) days of the Closing Date;

(iv)     evidence reasonably satisfactory to Acquiror that, upon the full payment by Acquiror of the amounts required by Section 2.3(a)(ii), all Encumbrances in favor of the holders of Funded Indebtedness covered under clause (i) of the definition of Funded Indebtedness will be automatically terminated and released and that the Company and/or Acquiror will be authorized to file and record all lien release documentation necessary to document the release of such Encumbrances;

(v)      certified copies of the resolutions or consents duly adopted by Seller’s sole member authorizing Seller’s execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which it is a party and the consummation of all transactions contemplated on its part hereby and thereby;

(vi)     a duly executed copy of an instrument of assignment effecting the transfer and assignment of such Membership Interests to Acquiror at the Closing in form and substance reasonably satisfactory to Acquiror; and

(vii)    an opinion from the Company’s outside regulatory counsel in the form of Exhibit A hereto.

(b)         At or prior to the Closing, Acquiror shall deliver or cause to be delivered to Seller:

(i)   evidence of the obtaining of, or, with respect to Acquiror Consents that only require notice or filing, the notice or filing with respect to, the Acquiror Consents; and

(ii)      the certificate to be delivered pursuant to Section 6.3(c).

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF SELLER

In each case except as set forth in the Seller Disclosure Schedule, Seller represents and warrants to Acquiror as follows:

Section 3.1   Organization and Qualification; Equity Interests.

(a)         Each of Seller, BBHI Holdings, the Company, Bresnan Communications, Bresnan Microwave and Bresnan Digital is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Bresnan of Colorado is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Colorado.  Bresnan of Montana is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Montana.  Bresnan of Utah is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Utah.  Bresnan of Wyoming is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Wyoming.  Each of BBHI Holdings, the Company and each Subsidiary has all requisite limited liability company power and authority to own, lease and operate its respective assets and to carry on the Business as currently conducted.  Each of BBHI Holdings, the Company and each Subsidiary is duly qualified to do business and is in good standing as a foreign limited liability company in each jurisdiction, if any, where the ownership or operation of its assets or its respective conduct of the Business requires such qualification, except for failures to be so qualified or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

 (b)   Other than the Subsidiaries, the Company does not own, directly or indirectly, of record or beneficially, any outstanding Equity Interest in any Person or have the right or obligation to acquire any Equity Interest or other interest in any Person.  The Company and its Subsidiaries own and have good and valid title to all of the Equity Interests of each Subsidiary, free and clear of all Encumbrances.

  (c)   The Membership Interests constitute all of the issued and outstanding Equity Interests in the Company.  BBHI Holdings is the sole record owner of, and has good and valid title to, all of the issued and outstanding Membership Interests, and Seller is the sole record owner of, and has good and valid title to, all of the issued and outstanding limited liability company membership interests of BBHI Holdings, in each case free and clear of any Encumbrance.  Neither Seller nor BBHI Holdings is a party to any Contract (other than this Agreement and the LLC Agreement) that could, directly or indirectly, restrict the transfer of, or otherwise restrict the dividend rights, sale or other disposition of, or subject to any Encumbrance, the Membership Interests.  Neither Seller nor BBHI Holdings is a party to any voting trust, proxy or other agreement or understanding (other than this Agreement and the LLC Agreement) with respect to the voting of the Membership Interests or any other Equity Interest in the Company.  Assuming Acquiror has the requisite power and authority to be the lawful owner of the Membership Interests, upon the sale and delivery of the Membership Interests as provided in this Agreement, Acquiror will acquire good and valid title to such Membership Interests, in each case free and clear of all Encumbrances and free of any limitation or restriction on the right to vote the Membership Interests, in each case, other than those arising from Acquiror’s ownership or actions.  All of the issued and outstanding Equity Interests in the Company and each of the Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable, no Equity Interests of the Company or any of the Subsidiaries are reserved for issuance and, as of the Closing Date, there will be no dividends or distributions with respect to any Equity Interests of the Company that have been declared but not paid.  Neither the Company nor any Subsidiary nor any of their Affiliates has granted any outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound obligating the Company or any Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any additional Equity Interests, or obligating the Company or any Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

Section 3.2   Authorization.      Seller has full limited liability company power and authority to execute and deliver this Agreement and any other documents and instruments to be executed and delivered in connection with the transactions contemplated by this Agreement (collectively, the “Related Agreements”) to which it is a party and to perform its obligations hereunder and under such Related Agreements.  BBHI Holdings has full limited liability company power and authority to perform the actions that this Agreement provides that Seller shall cause it to take, including consummation of the Transaction.  The execution, delivery and performance by Seller of this Agreement and the Related Agreements to which it is a party has been duly and validly authorized by all requisite limited liability company action on behalf of Seller and BBHI Holdings, and no additional approval, consent or other action is required by Seller or BBHI Holdings in connection with the execution or delivery by Seller of this Agreement or the Related Agreements to which it is a party, the performance by Seller of its obligations hereunder or under the Related Agreements or the consummation of the Transaction in accordance with the terms hereof.

Section 3.3   Consents and Approvals.    Section 3.3 of the Seller Disclosure Schedule lists all consents, approvals, waivers, authorizations, advance notices and filings required to be obtained by Seller, BBHI Holdings, the Company or the Subsidiaries from, or to be given by Seller, BBHI Holdings, the Company or the Subsidiaries to, or made by Seller, BBHI Holdings, the Company or the Subsidiaries with, any Person in connection with the execution, delivery and performance by Seller of this Agreement, other than those the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (the “Seller Consents”).

Section 3.4   Non-Contravention.       The execution, delivery and performance by Seller of this Agreement and the consummation of the Transaction do not and will not (i) violate any provision of any certificate of formation, articles of organization, operating agreement or other organizational documents of Seller, BBHI Holdings, the Company or any Subsidiary, (ii) assuming the receipt or making of all Seller Consents, violate, or result in any material breach of, or constitute a material default under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any material right or obligation of the Company or the Subsidiaries under, or result in a loss of any material benefit to which the Company or a Subsidiary is entitled under, any Contract, Franchise, Lease or Demising Lease, or result in the creation of any Encumbrance other than a Permitted Encumbrance upon any material assets of the Company or any Subsidiary, or (iii) subject to compliance with the HSR Act, and assuming the receipt or making of all Seller Consents with respect to Government Entities and of all Acquiror Consents, violate or result in a breach of or constitute a default under any Law to which Seller, BBHI Holdings, the Company or a Subsidiary is subject, or under any Governmental Authorization.

Section 3.5   Binding Effect.     Assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes a valid and legally binding obligation of Seller enforceable against Seller in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect affecting creditors’ rights generally, or by principles governing the availability of equitable remedies.

Section 3.6   Financial Statements.    Set forth in Section 3.6 of the Seller Disclosure Schedule are true and complete copies of (i) the audited consolidated balance sheet and audited consolidated statements of operations, changes in members’ equity and cash flows of the Company at and for the fiscal year ended December 31, 2011 (the “Audited Financial Statements”), (ii) the unaudited consolidated balance sheet and unaudited consolidated statements of operations, changes in members’ equity and cash flows of the Company at and for the nine (9) month period ended September 30, 2012 (the “Unaudited 2012 Financial Statements”) and (iii) the monthly profit statements contained in the System Reports reflecting the categories of “revenues, net” and “operating expenses, excluding depreciation and amortization expense” for October, November and December in 2012 (the “Monthly System Profit Statements”).  The Audited Financial Statements and the Unaudited 2012 Financial Statements have been prepared in accordance with GAAP consistently applied, and fairly present in all material respects the consolidated financial condition, results of operations, changes in members’ equity and cash flows of the Company as of the dates thereof or the periods then ended, subject, in the case of the Unaudited 2012 Financial Statements, to normal year-end adjustments (none of which will be material in nature or amount) and the absence of notes and similar presentation items therein. The Company and the Subsidiaries maintain a system of accounting and internal controls that provides reasonable assurances that financial transactions are executed in accordance with the authorization of management.  There has been no material complaint, allegation or claim made to the Company or any Subsidiary with respect to the accounting or auditing practices, procedures, methodologies or methods or internal controls over financial reporting of the Company or any of the Subsidiaries.  The Monthly System Profit Statements have been prepared from the system of accounting and internal controls of the Company and the Subsidiaries that were used to prepare the Audited Financial Statements and the Unaudited 2012 Financial Statements and fairly present in all material respects the consolidated net revenues and operating expenses, excluding depreciation and  amortization expense, of the Company for the respective periods covered thereby.

Section 3.7   Absence of Changes.   Since December 31, 2011, (i) the Company and each Subsidiary have conducted the Business only in the Ordinary Course and in material compliance with all applicable Laws, (ii) there has not been any event, occurrence, circumstance, development or condition that, individually or in the aggregate, has had or would be reasonably expected to have a Material Adverse Effect and (iii) neither the Company nor any of the Subsidiaries has taken any of the actions described in clauses (i) through (iii), (v), (vi), (viii), (x) through (xiv), (xvii) or, as to any of the foregoing clauses, (xxi) of Section 5.2 (in each case, without giving effect to any of the language preceding any such clauses).

Section 3.8   Absence of Liabilities  .  Except as specifically reflected, reserved against or otherwise disclosed in the Unaudited 2012 Financial Statements, neither the Company nor any Subsidiary has any Liabilities that would be required to be reflected in, or disclosed in footnotes to, financial statements prepared in accordance with GAAP other than (a) Liabilities incurred in the Ordinary Course since September 30, 2012, (b) Liabilities arising from compliance by the Company or any Subsidiary with the terms of any Material Contract listed on Section 3.11 of the Seller Disclosure Schedule and (c) Liabilities that, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect.

Section 3.9   Litigation and Claims.

 (a)   As of the date hereof, there are no material pending or, to the Company’s Knowledge, threatened civil, criminal or administrative actions, suits, demands, claims, hearings, proceedings or investigations against or relating to the Membership Interests or the Company or any of the Subsidiaries.

  (b)   None of the Membership Interests or the assets of the Company or any of the Subsidiaries is subject to any material pending or, to the Company’s Knowledge, threatened order, writ, judgment, award, injunction or decree of any Government Entity of competent jurisdiction or any arbitrator or arbitrators.

Section 3.10   Franchises; Governmental Authorizations.

  (a)   Section 3.10(a) of the Seller Disclosure Schedule contains a list as of the date of this Agreement of all Governmental Authorizations that are material to the operation of the Business, including all Franchises whether or not material, and Company’s good faith estimate of the number of Video Customers under each Franchise as of December 31, 2012.  The Systems are in substantial compliance with such Governmental Authorizations set forth therein. As of the date hereof, there are no material pending or, to the Company’s Knowledge, threatened audits or investigations, formal or informal notices of noncompliance (including any claims of breach or default of the Franchises) or similar proceedings undertaken by Government Entities with respect to any of such Governmental Authorizations.

  (b)   Each Governmental Authorization set forth in Section 3.10(a) of the Seller Disclosure Schedule is in full force and effect, is not in default and is valid under all applicable Laws according to their terms.  Each Subsidiary has the authority to operate each Franchise with which it is associated in Section 3.10(a) of the Seller Disclosure Schedule in accordance with applicable Law.  True, complete and correct copies of all the Governmental Authorizations (other than the FCC licenses) required to be listed in Section 3.10(a) of the Seller Disclosure Schedule, including FCC Forms 854R, have been delivered to Acquiror.  As of the date hereof, (i) a valid request for renewal has been duly and timely filed under the formal renewal procedures established by Section 626(a) of the Communications Act with the proper Government Entity with respect to each Franchise that has expired or will expire within thirty (30) months after the date hereof, (ii) there are no applications by the Company or any Subsidiary relating to any Franchises pending before any Government Entity that are material to the Business, (iii) none of the Company or any of the Subsidiaries has received notice from any Person that any Franchise will not be renewed or that the applicable Government Entity has challenged or raised any material objection to or, as of the date hereof, otherwise questioned in any material respect, the Company’s or any of the Subsidiaries’ request for any such renewal under Section 626 of the Communications Act, and the Company and the Subsidiaries have duly and timely complied in all material respects with any and all inquiries and demands by any and all Government Entities made with respect to the Company’s or such Subsidiary’s requests for any such renewal, and (iv) none of the Company, any of the Subsidiaries or any Government Entity has commenced or requested the commencement of an administrative proceeding concerning the renewal of a material Franchise as provided in Section 626(c)(1) of the Communications Act.  The Company is in material compliance with all rules and regulations promulgated by the FCC with respect to the procedures for seeking such renewals.

  (c)   With respect to the Franchises, the Company has not made any material commitment to any Government Entity that is not set forth in the applicable Franchise made available to Acquiror.

 (d)   With respect to any System that is being operated without a Franchise, the Company or the Subsidiaries have operated such Systems on a continuous basis since acquiring such System and, to the Company’s Knowledge, the respective predecessors that owned the Systems operated such Systems on a continuous basis since before January 1, 1984 until such Systems were acquired by the Company or the Subsidiaries, such that each such System is lawful under Section 621(b)(2) of the Communications Act.  As of the date of this Agreement, no Government Entity in any such System has requested that the Company, the Subsidiaries or their respective predecessors enter into a written Franchise agreement.

Section 3.11     Contracts.

  (a)   Section 3.11 of the Seller Disclosure Schedule lists as of the date of this Agreement each of the following written Contracts (it being understood that Section 3.11 of the Seller Disclosure Schedule does not list any Contract with subscribers (individual residential subscribers, multiple dwelling units and commercial establishments)):

(i)    any material Contract relating to the use of any public utility facilities, including pole line, joint pole and master contracts for pole attachment rights and the use of conduits;

(ii)    any Contract relating to the use of any microwave or satellite transmission facilities;

(iii)    any indefeasible right of use or other fiber or cable lease or use agreement that is material to the operation of the Business;

(iv)    any Contract for the purchase or sale of real property or any option to purchase or sell real property, in either case providing for aggregate payments by the Company or the Subsidiaries in an amount exceeding $50,000.00;

(v)    any Contract requiring payments by the Company or any Subsidiary, or pursuant to which third parties are required to pay to the Company or any Subsidiary, individually or in the aggregate with respect to such Contract, in excess of $200,000.00 annually, other than those that are terminable by the Company or any Subsidiary on ninety (90) days’ notice or less without obligation to make any material payment;

(vi)    any employment or severance agreement to which the Company or any Subsidiary is a party that is not terminable at will or that contains any severance or termination pay or other compensatory obligations other than accrued payment obligations for services rendered prior to the termination date;

(vii)       the LLC Agreement;

(viii)              any Contract that contains any (A) “most favored nation” or similar provision in favor of a Person other than the Company or any of the Subsidiaries, (B) provision expressly requiring the Company or any of the Subsidiaries to purchase goods or services exclusively from another Person, or (C) express restriction on the ability of the Company or any Subsidiary or, after the Closing, any of their Affiliates, to compete in any business or any geographic area;

(ix)    any Contract pursuant to which the Company or any of the Subsidiaries has incurred or become liable for any Funded Indebtedness that is currently outstanding;

(x)    any Contract pursuant to which the Company or any Subsidiary has agreed, as of the date of this Agreement, to acquire or dispose of (A) any System, headend, subscriber, Person, business or all or substantially all the assets of any Person or business or (B) any other assets other than, in the case of this clause (B) only, in the Ordinary Course;

(xi)    any partnership, joint venture or similar Contract relating to any Person that is not wholly owned by the Company or any of the Subsidiaries that is material to the operation of the Business; and

(xii)    any Contract between the Company or any Subsidiary, on the one hand, and any of their Affiliates, on the other hand, that is material to the operation of the Business.

The Contracts required to be set forth in the foregoing clauses (i) through (xiii) are referred to herein as the “Material Contracts.”

  (b)   Each Material Contract, Lease and Demising Lease is valid and binding on the Company or the applicable Subsidiary, as the case may be, and, to the Company’s Knowledge, on the other parties thereto, and is in full force and effect and is enforceable against the Company or the applicable Subsidiary, as the case may be, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect affecting creditors’ rights generally, or by principles governing the availability of equitable remedies and other than Material Contracts to be terminated at Closing, as contemplated by this Agreement, to the Company’s Knowledge, shall continue in full force and effect following the Closing unless they terminate earlier in accordance with their terms.  Neither the Company nor the Subsidiaries are in breach of or default under any Material Contract, Lease or Demising Lease, and, to the Company’s Knowledge, no event or circumstance has occurred which, with notice, lapse of time or both, would constitute a default or breach by the Company or any of the Subsidiaries under any Material Contract, Lease or Demising Lease, except for any such breaches or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.  Prior to the date of this Agreement, neither the Company nor any of the Subsidiaries has received any written notice of any such default or breach (other than notices of matters that have been resolved prior to the date hereof without material Liability to the Company or any of the Subsidiaries) and, to the Company’s Knowledge, there does not exist any default or breach, and no event or circumstance has occurred which, with notice, lapse of time or both, would constitute a default or breach, under any Material Contract, Lease or Demising Lease by any party thereto other than the Company or any of the Subsidiaries, except for any such breaches or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.  True, correct and complete copies of all Material Contracts as in effect as of the date of this Agreement have been delivered to Acquiror.

  (c)   Except as set forth in Section 3.11 of the Seller Disclosure Schedule, none of the programming agreements applicable solely to the Systems contain any “forced assignment” provisions requiring the Company or any Subsidiary to require successors to assume the obligations under such programming agreements.

Section 3.12         Real Property.

  (a)           Section 3.12(a) of the Seller Disclosure Schedule sets forth a true, complete and accurate list as of the date of this Agreement by state of the address or location and the use within the Business of each parcel of Owned Real Property, other than easements, rights-of-way and similar interests in real property.  No other Person has any ownership right in any Owned Real Property, or the right to purchase any portion of Owned Real Property.  Section 3.12(a) of the Seller Disclosure Schedule sets forth all leases, license agreements, subleases and occupancy agreements in effect as of the date hereof by which the Company or any Subsidiary leases any portion of the Owned Real Property or Leased Real Property to any Person (the “Demising Leases”).  There are no Leases for any space in the Owned Real Property which are in effect as of the date hereof, other than the Demising Leases, and there are no Contracts relating to use or occupancy of any portion of the Owned Real Property or any oral leases which will be binding upon any portion of the Owned Real Property.  Neither the Company nor any of the Subsidiaries has exercised any option or right to terminate, renew or extend the term of any Demising Lease, except as expressly provided in such Demising Lease in accordance with its terms.  The Company has made available to Acquiror true and complete copies of all Demising Leases.

  (b)           Section 3.12(b) of the Seller Disclosure Schedule sets forth a true, complete and accurate list as of the date of this Agreement of the Leases, including the use of the subject Leased Real Property within the Business.  Neither the Company nor any of the Subsidiaries has exercised any option or right to terminate, renew or extend the term of any such Lease, except to the extent provided in such Lease.  True and complete copies of all such Leases have been made available to Acquiror.

  (c)   Each of the Company and each Subsidiary (i) that owns a fee interest in a parcel of Owned Real Property has good and marketable title thereto, and (ii) that leases Leased Real Property pursuant to a Lease has a valid leasehold interest therein (subject to expiration of such Lease in accordance with its terms), except to the extent that the failure to have any such valid leasehold interest would not reasonably be expected to have a Material Adverse Effect, and in the case of each of clauses (i) or (ii) free and clear of all Encumbrances other than Permitted Encumbrances.

  (d)   To the Company’s Knowledge, the ownership, occupancy, use and operation of the Owned Real Property and the Leased Real Property does not violate in any material respect any instrument of record or agreement affecting such property.

  (e)            The Owned Real Property and Leased Real Property constitute all of the real property owned, leased or occupied in connection with the Business as of the date of this Agreement.  There is no Person in possession or Person having any right to occupy any of the Owned Real Property and Leased Real Property other than (i) the Company and the Subsidiaries and (ii) Persons occupying or having the right to occupy any of the Owned Real Property and Leased Real Property pursuant to Demising Leases.  There are no outstanding agreements, options, rights of first offer or rights of first refusal to purchase any Owned Real Property or, to the Company’s Knowledge, any interest of a tenant under the applicable Lease with respect to any Leased Real Properties.

   (f)   There are no pending or, to the Company’s Knowledge, threatened (i) appropriation, condemnation, eminent domain or like proceedings relating to the Owned Real Property or, to the Company’s Knowledge, the Leased Real Property or (ii) proceedings to change the zoning classification, variance, special use, or other applicable land use law of any portion of the Owned Real Property or, to the Company’s Knowledge, the Leased Real Property, except to the extent such proceedings would not reasonably be expected to have a Material Adverse Effect.

  (g)   As of the date of this Agreement, none of the Owned Real Property or the Leased Real Property has suffered any material damage by fire or other casualty that has not been or will not prior to the Closing have been repaired and restored in all material respects, except for damage that would not, individually or in the aggregate, materially impair the use of such property in the conduct of the Business.

Section 3.13         Tangible Personal Property; Sufficiency of Assets.    All material items of Fixtures and Equipment are, in the aggregate (and with due consideration for reasonable wear and tear and the age of each specific item of Fixtures and Equipment), in sufficient operating condition and repair for their respective present uses and operation.  Each of the Company and each Subsidiary (i) that owns any material item of Fixtures and Equipment has good and valid title thereto and (ii) that leases any material item of Fixtures and Equipment has a valid leasehold interest therein (subject to expiration of any applicable Contract in accordance with its terms), except to the extent that the failure to have any such valid leasehold interest would not reasonably be expected to have a Material Adverse Effect, and in the case of each of clauses (i) and (ii), free and clear of all Encumbrances other than Permitted Encumbrances.  At the Closing and taking into account the rights of the Company and the Subsidiaries under the Transition Services Agreement, the Company and the Subsidiaries will own, or have a valid legal right to use, sufficient property, assets and other rights (whether tangible or intangible) to be able to lawfully operate and conduct the Business and the operations of the Company and the Subsidiaries in substantially the same manner as they are currently conducted, in each case except for any intellectual property not owned by the Company and the Subsidiaries and the assets, employees and services set forth in Section 3.13 of the Seller Disclosure Schedule.  Each of the Company and each Subsidiary owns inventory, plant replacement materials and customer premises equipment at levels (by device type) consistent with the Company’s and the Subsidiaries’ past practice in the Ordinary Course and, with respect to customer premises equipment only, of a quantity (by device type) sufficient to enable Acquiror to conduct the Business, as it is conducted by Seller as of the date of this Agreement, for at least a 30-day period following the Closing Date.

Section 3.14         Benefit Plans.

 (a)   All material compensation and benefit plans, contracts (including employment, severance and change in control agreements), policies or arrangements covering current or former Employees and current or former directors of the Company, the Subsidiaries, or their ERISA Affiliates, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, severance, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Benefit Plans”) as of the date of this Agreement are listed on Section 3.14(a) of the Seller Disclosure Schedule.  True and complete copies of all Benefit Plans of the Company, the Subsidiaries, and ERISA Affiliates, including, but not limited to, any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any Benefit Plans, and all amendments thereto, (or, if unwritten, a written description of such Benefit Plan) have been made available to Acquiror.

  (b)   None of the Benefit Plans are “multiemployer plans” within the meaning of Section 3(37) of ERISA, the Company, the Subsidiaries or their ERISA Affiliates have not contributed to a multiemployer plan within the past six years, and the Company, the Subsidiaries and their ERISA Affiliates have not incurred and do not expect to incur any withdrawal liability under Subtitle E of Title IV of ERISA.

  (c)   Each of the Benefit Plans is in material compliance with ERISA (where applicable), the Code and other applicable laws.  Each Benefit Plan which is subject to ERISA (an “ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service and the Company, the Subsidiaries and their ERISA Affiliates are not aware of any circumstances likely to result in the loss of the qualification of any such plan under Section 401(a) of the Code.  Each trust in which such Pension Plan assets are held is exempt from tax pursuant to Section 501(a) of the Code.

  (d)   Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Benefit Plan has made or will make the Company, the Subsidiaries or any ERISA Affiliate, or any officer or director of the Company, the Subsidiaries or any ERISA Affiliate, subject to any Liability under Title I or ERISA or any Liability for any tax under Section 4972 or Sections 4975 through 4980G, inclusive.

  (e)   None of the Benefit Plans is a “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, and no liability Title IV of ERISA has been or is expected to be incurred by the Company, the Subsidiaries or their ERISA Affiliates.

  (f)   All contributions required to be made under each Benefit Plan have been timely made and all obligations in respect of each Benefit Plan have been properly accrued and reflected in the financial statements of the Company, the Subsidiaries or their ERISA Affiliates.

  (g)   Under each Benefit Plan where relevant, as of the last day of the most recent plan year ended prior to the date hereof, the present value of all benefit liabilities did not exceed the then current value of the assets of such Benefit Plan, and there has been no material change in the financial condition of the Benefit Plan since the last day of the most recent plan year.  The Company, the Subsidiaries and its ERISA Affiliates have no material unfunded liabilities with respect to any such Benefit Plan.

  (h)   No Benefit Plan is maintained in connection with any trust described in Code Section 501(c)(9).

  (i)   The Company, the Subsidiaries, and their ERISA Affiliates have no obligations for post-retirement health and life benefits under any ERISA Plan (or under any other agreement), except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

   (j)   To the Knowledge of the Company, there have been no prohibited transactions with respect to any Benefit Plan.  No fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Benefit Plan.  No action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of any Benefit Plan (other than routine claims or benefits) is pending or, to the Company’s Knowledge is threatened.  The Company has no Knowledge of any basis for any such action, suit, proceeding, hearing or investigation.

  (k)   There has been no amendment to, announcement by the Company, any of the Subsidiaries or ERISA Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan of the Company, any Subsidiary, or ERISA Affiliate which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.  No complete or partial termination or modification of any Benefit Plan of the Company, any Subsidiary, or ERISA Affiliate has occurred or is expected to occur.

   (l)           Neither the execution of this Agreement, approval of this Agreement by Seller nor the consummation of the Transaction will (i) entitle any employees of the Company or any of the Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans, (iii) limit or restrict the right of the Company, ERISA Affiliate or, after the consummation of the Transaction, Acquiror to merge, amend or terminate any of the Benefit Plans or (iv) result in payments under any of the Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

 (m)   The Company has classified all individuals who perform services for them correctly under each Benefit Plan, ERISA, the Code and other applicable law as common law employees, independent contractors or leased employees.

Section 3.15         Labor Relations.    As of the date hereof, there is no collective bargaining or other labor union agreement applicable to any of the Employees, and no collective bargaining agreement is being negotiated by the Company or the Subsidiaries with respect to any of the Employees.  As of the date hereof, to the Company’s Knowledge, there is no effort by or on behalf of any labor union to organize any Employees.  As of the date hereof, there is no labor dispute or strike pending against the Company or the Subsidiaries that would reasonably be expected to interfere in any material respect with the operation of the Business.  Neither the Company nor any of its Affiliates has effectuated a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act, or any similar state or local law (the “WARN Act”)) or a “mass layoff” (as defined in the WARN Act) involving employees working at the Company or any of the Subsidiaries in the past two (2) years and as of the Closing Date, not more than twenty-five (25) employees of the Company or any of the Subsidiaries working at a single site of employment will have experienced an “employment loss” (as defined in the WARN Act) in the past ninety (90) days.

Section 3.16     FCC and Copyright Compliance; Rate Regulation.

  (a)   The Company (i) has made all material filings and other submissions required to be made with the FCC in connection with the Business and (ii) has provided all material notices to customers of the Business required under the Communications Act, other than such filings and notices the failure of which to be made or provided would not reasonably be expected to have a Material Adverse Effect.  The Company has not received any written notice from the FCC (a) that it has not made such material filings or not provided such material notices or (b) that any rates charged for services provided by the Systems are not permitted rates under the rules and regulations of the FCC or (c) alleging that it is not in material compliance with the rules and regulations of the FCC.

  (b)   Bresnan Communications (i) has filed with the U.S. Copyright Office all required Statements of Account with respect to the Business that were required to have been filed since July 1, 2007, in accordance with the Copyright Act of 1976, as amended, and regulations promulgated pursuant thereto, (ii) has paid all royalty fees, supplemental royalties, fees and other sums payable with respect to the Business since July 1, 2007, except where the failure to file such Statements of Account or pay such fees would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (iii) has not received any notice from the U.S. Copyright Office that any material additional fees are owed.

Section 3.17    Environmental Matters.

 (a)   Between December 15, 2010 and the date of this Agreement, the Company, the Subsidiaries, the Business and the Owned Real Property (while owned by the Company) have been in compliance with all applicable Environmental Laws, except for non-compliance which could not reasonably be expected to result in the Company or its Subsidiaries incurring material Liabilities under Environmental Laws.

 (b)   As of the date hereof, the Company has not received any written notice of any violation or alleged violation of, or any Liability under, any Environmental Law relating to the operation of the Business, the Owned Real Property or the Leased Real Property by the Company or the Subsidiaries that would reasonably be expected to result in the Company or its Subsidiaries incurring material Liabilities under Environmental Laws.

 (c)   Section 3.17(c) of the Seller Disclosure Schedule sets forth all underground storage tanks on any parcel of Owned Real Property, or to the Company’s Knowledge, on any parcel of Leased Real Property, except as would not reasonably be expected to result in the Company or its Subsidiaries incurring material Liabilities under Environmental Laws.

Section 3.18         Taxes.

  (a)   All material Tax Returns that are required to have been filed with respect to the Company and the Subsidiaries have been timely filed, and all material Taxes that are payable by or with respect to the Company and the Subsidiaries or with respect to the Business have been timely paid.

  (b)   There are no outstanding deficiencies asserted by a Government Entity for Taxes payable by or with respect to the Company and the Subsidiaries or with respect to the Business for any Taxes that that are unpaid, other than with respect to the Montana Tax Disputes.

  (c)   No claim has been made in writing (or otherwise threatened to the Company’s Knowledge) by a Government Entity in a jurisdiction where the Company or the Subsidiaries do not file or where the Seller does not file with respect to the Company or any Subsidiary Tax Returns that the Company, any Subsidiary or the Seller with respect to the Company, any Subsidiary or the Business is or may be subject to taxation by that jurisdiction.

  (d)   No agreements or waivers exist providing for an extension of time with respect to payment by or on behalf of, or assessment against, the Company and the Subsidiaries or Seller on behalf of the Company or any Subsidiary or the Business in respect of any material Taxes.  None of the Company, the Subsidiaries or the Seller on behalf of the Company or any Subsidiary is or has been a party to or bound by any Tax sharing or allocation agreement.

  (e)   No private letter rulings, technical advice memoranda, closing agreements or rulings have been entered into or issued by any Government Entity with respect to the Company, the Subsidiaries or the Business.

   (f)   There is no lien for Taxes upon any of the assets of the Company or the Subsidiaries, other than Permitted Encumbrances.

  (g)   None of the Company, the Subsidiaries or the Seller on behalf of the Company, any Subsidiary or the Business has engaged in any listed transaction referred to in Treasury Regulation Section 1.6011-4.

  (h)   The Company and each of the Subsidiaries have always been properly treated as other than an association treated as a corporation for U.S. federal income tax purposes.

Section 3.19         Compliance with Laws.  The Company and the Subsidiaries are in, and the Business is being conducted in, material compliance with all applicable Laws.  Neither the Company nor any of the Subsidiaries has received any written notice alleging any material violation under any applicable Law except for violations that have been cured or remedied on or prior to the date hereof.  Nothing in this representation addresses or shall be deemed to address any compliance issue that is addressed by any other representation or warranty contained herein.

Section 3.20     Subscribers; System Information.

 (a)   Section 3.20(a) of the Seller Disclosure Schedule sets forth the aggregate numbers of Digital Customers, High-Speed Data Customers, Video Customers and Voice Customers of the Business as of December 31, 2012.

 (b)   Section 3.20(b) of the Seller Disclosure Schedule sets forth as of December 31, 2012, (i) the approximate aggregate number of two-way aerial and underground plant miles of the Systems and for each headend located in the Systems, (ii) the capacity in MHz to which such plant miles have been constructed, (iii) the approximate number of homes passed by the Systems’ plant and for each headend located in the Systems (provided that for purposes hereof, “homes” includes each single-family home, individual dwelling unit within a multifamily complex and commercial establishment), and (iv) a description of basic and option or tier services available and the rates charged in the Business.

  (c)   None of the Company or any of the Subsidiaries, directly or indirectly, owns any Systems other than the cable systems listed on Section 3.20(c) of the Seller Disclosure Schedule.  None of the Company or any of the Subsidiaries, directly or indirectly, manages or operates any Systems which it does not, directly or indirectly, wholly own, and none of the Company or any of the Subsidiaries, directly or indirectly, owns any Systems that it does not, directly or indirectly, manage and operate.

Section 3.21     Programming.     Section 3.21 of the Seller Disclosure Schedule contains the channel line-up for each System as in effect on the date hereof and lists the broadcast stations that have elected must-carry or retransmission consent status with respect to the Systems as of the date hereof.  Each station carried by the Systems is carried pursuant to a retransmission consent agreement, must-carry election (including default must-carry elections, where no election was made) or other programming agreement or arrangement.

Section 3.22     Intellectual Property.   The Company and its Subsidiaries have (i) good and valid title to all Intellectual Property owned by them, free and clear of all Encumbrances, other than Permitted Encumbrances and (ii) a license or otherwise a valid right to use all Intellectual Property used in the conduct of the Business, free and clear of all Encumbrances, other than Permitted Encumbrances, other than, in the case of clause (ii), any license or other valid rights the absence of which, individually or in the aggregate, does not have and would not reasonably be expected to have a Material Adverse Effect.  To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is infringing upon the Intellectual Property rights of any other Person in any material respect. To the Knowledge of the Company, no third party is infringing upon the Intellectual Property rights of the Company or any of its Subsidiaries in any material respect. Section 3.22 of the Seller Disclosure Schedule sets forth all patents, federally registered trademarks and service marks and registered copyrights, and any pending applications therefor, and any Internet domain names owned by the Company or any of its Subsidiaries.  Except as set forth Section 3.22 of the Seller Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any written notice that remains unresolved alleging that the Company or any of its Subsidiaries has violated, infringed or misappropriated any Intellectual Property rights of any other Person.

Section 3.23     Bonds.  Section 3.23 of the Seller Disclosure Schedule sets forth, as of the date hereof, all material franchise, construction, fidelity, performance and other bonds, guaranties in lieu of bonds and letters of credit posted by the Company or any Subsidiary.

Section 3.24     Organizational Documents.  Complete and correct copies of the organizational documents of the Company and each Subsidiary have been made available to Acquiror.  Each such organizational document is true, accurate, complete and in full force and effect.

Section 3.25     Finders’ Fees.  Except for fees to certain financial advisors that will be paid exclusively by Seller, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or the Subsidiaries and who is entitled to any fee or commission from the Company or the Subsidiaries in connection with the Transaction.

Section 3.26     Affiliate Transactions.    There are no material services, transactions, Contracts, Liabilities or obligations between the Company or any of the Subsidiaries, on the one hand, and any current or former officer, employee, director, 5% or greater equity holder or Affiliate of the Company or any of the Subsidiaries or any Affiliate of any such officer, employee, director, 5% or greater equity holder or Affiliate, on the other hand, other than as set forth in any employment Contract with any such employee and any transaction, Contract, Liability or obligation solely between or among the Company and/or one or more of the Subsidiaries wholly-owned by the Company, that are in effect and unfulfilled or unsatisfied (the items required to be set forth in Section 3.26 of the Seller Disclosure Schedule, collectively, the “Affiliate Transactions”).  Neither the Company nor any of the Subsidiaries provides material assets, services or facilities to any such officer, employee, director, equity holder or Affiliate other than in connection with any such employee’s employment or pursuant to any Contract identified on Section 3.26 of the Seller Disclosure Schedule and no such officer, employee, director, equity holder or Affiliate has any ownership interest in any material assets or properties owned or used by the Company or any of the Subsidiaries to conduct their businesses other than as a result of ownership of Equity Interests of the Company.  Each Affiliate Transaction (other than the portion of the intercompany payables by the Company to Seller related to third-party vendor payments made by Seller on behalf of the Company measured as of the Closing Time, which the parties agree will be included in Current Liabilities and those expressly provided for in the Transition Services Agreement), including any obligation outstanding under any such Affiliate Transaction, will be fully paid or satisfied and will terminate as to the Company and the Subsidiaries, and be of no further force and effect with respect to the Company and the Subsidiaries at and after the Closing Date.

Section 3.27     No Other Representations or Warranties.  Except for the representations and warranties contained in this Article III, Acquiror acknowledges (a) that neither Seller nor any other person on behalf of Seller makes any other express or implied representation or warranty with respect to Seller, BBHI Holdings, the Company or the Subsidiaries or with respect to any other information provided to Acquiror in connection with the Transaction and (b) except in the case of fraud, that neither Seller nor any other person will have or be subject to any liability or indemnification obligation to Acquiror or any other person resulting from the distribution to Acquiror, or Acquiror’s use, of any such information, including any information, documents, projections, forecasts or other material made available to Acquiror in certain “data rooms” or management presentations or in any other form in expectation of, or in connection with, the Transaction.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Acquiror represents and warrants to Seller as follows:

Section 4.1   Organization and Qualification.   Acquiror is a limited liability company and is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its assets and to carry on its business as currently conducted.

Section 4.2   Authorization.      Acquiror has full power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party and to perform its obligations hereunder and under such Related Agreements.  The execution, delivery and performance by Acquiror of this Agreement and the Related Agreements to which it is a party has been duly and validly authorized by all requisite action on behalf of Acquiror, and, subject to compliance with the HSR Act, no additional authorization or consent is required in connection with the execution and delivery and performance by Acquiror of this Agreement and the Related Agreements to which it is a party.

Section 4.3   Consents and Approvals.  Section 4.3 of the Acquiror Disclosure Schedule lists all Acquiror Consents, other than such Acquiror Consents the failure of which to be obtained or made would not individually reasonably be expected to impair or delay in any material respect Acquiror’s ability to perform its obligations hereunder.

Section 4.4   Non-Contravention.       The execution, delivery and performance by Acquiror of this Agreement, and the consummation of the Transaction, do not and will not (i) violate any provision of the certificate of organization or operating agreement or other organizational documents of Acquiror, (ii) assuming the receipt or making of all Acquiror Consents with respect to Persons that are not Government Entities, violate, or result in a material breach of, or constitute a material default under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any material right or obligation of Acquiror under, or result in a loss of any material benefit to which Acquiror is entitled under, any contract, agreement or arrangement to which it is a party, or result in the creation of any Encumbrance upon any of its assets, or (iii) subject to compliance with the HSR Act, and assuming the receipt or making of all Acquiror Consents with respect to Government Entities and of all Seller Consents, violate or result in a material breach of or constitute a default under any Law to which Acquiror is subject, other than violations, breaches, defaults, terminations, cancellations, modifications, accelerations or Encumbrances that, individually or in the aggregate, would not reasonably be expected to materially impair or delay Acquiror’s ability to perform its obligations hereunder.

Section 4.5   Binding Effect.  Assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes a valid and legally binding obligation of Acquiror enforceable against Acquiror in accordance with its respective terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect affecting creditors’ rights generally, or by principles governing the availability of equitable remedies.

Section 4.6   Availability of Funds.

  (a)   Acquiror understands and acknowledges that under the terms of this Agreement, Acquiror’s consummation of the Transaction is not in any way contingent upon or otherwise subject to Acquiror’s consummation of any financing arrangements, Acquiror’s obtaining of any financing or the availability, grant, provision or extension of any financing to Acquiror.

  (b)   The obligations of Acquiror under this Agreement are not subject to any conditions regarding the ability of Acquiror, any of its Affiliates or any other Person to obtain financing for the consummation of the Transaction.

  (c)   At and subject to the Closing, Acquiror will have sufficient funds to (i) pay the Final Consideration, (ii) pay any and all fees and expenses required to be paid by Acquiror in connection with the Transaction, and (iii) satisfy all of the other payment obligations of Acquiror contemplated hereunder.

Section 4.7   Litigation and Claims.  As of the date hereof, there are no civil, criminal or administrative actions, suits, demands, claims, hearings, proceedings or investigations pending against or relating to Acquiror or any of its Affiliates that, individually or in the aggregate, would reasonably be expected to materially impair or delay Acquiror’s ability to effect the Closing.  Neither Acquiror nor any of its Affiliates is subject to any order, writ, judgment, award, injunction or decree of any Government Entity of competent jurisdiction or any arbitrator or arbitrators that, individually or in the aggregate, would reasonably be expected to materially impair or delay Acquiror’s ability to effect the Closing.

Section 4.8   Finders’ Fees.   Except for fees to certain financial advisors that shall be paid exclusively by Acquiror, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Acquiror or any Affiliate of Acquiror and who is entitled to any fee or commission from Acquiror in connection with the Transaction.

Section 4.9   No Other Representations or Warranties.   Except for the representations and warranties contained in this Article IV, neither Acquiror nor any other Person is making or has made any other express or implied representation or warranty on behalf of, or with respect to, Acquiror.

ARTICLE V.
COVENANTS

Section 5.1   Access and Information.

  (a)   From the date hereof until the Closing, subject to reasonable rules, regulations and policies of the Company and any applicable Laws, Seller shall, and shall cause BBHI Holdings, the Company and the Subsidiaries to, (i) afford Acquiror and its Representatives reasonable access, during regular business hours and upon reasonable advance notice, to the employees of the Company and the Subsidiaries, (ii) furnish or cause to be furnished to Acquiror any financial and operating data and other information that is available with respect to the Company and the Business as Acquiror from time to time reasonably requests, including internally generated subscriber, accounts receivable and other operational reports with respect to the Business that are produced in the Ordinary Course, (iii) furnish or cause to be furnished to Acquiror any information relating to the Company or the Subsidiaries and such other assistance as is reasonably necessary to satisfy the periodic reporting obligations of Acquiror and its Affiliates and (iv) instruct the employees of the Company and the Subsidiaries, and its counsel and financial advisors, to reasonably cooperate with Acquiror in connection with the foregoing; provided that in no event shall Acquiror have access to any information that (x) based on advice of Seller’s counsel, would violate applicable Laws, including U.S. Antitrust Laws, or would destroy any legal privilege, or (y) in Seller’s reasonable judgment, would (A) result in the disclosure of any trade secrets or other proprietary or confidential information of third parties or (B) violate any obligation of BBHI Holdings, the Company, the Subsidiaries or any Affiliate of any of the foregoing with respect to confidentiality; provided that in each case Seller, BBHI Holdings, the Company and the Subsidiaries shall have used commercially reasonable efforts to permit the disclosure of such information; it being understood that Acquiror shall reimburse Seller promptly for out-of-pocket reasonable expenses of Seller, BBHI Holdings, the Company, the Subsidiaries or any of their Affiliates incurred in complying with any such request by or on behalf of Acquiror.  All information received pursuant to this Section 5.1(a) shall be governed by the terms of the Confidentiality Agreement.

  (b)   For a period of seven years after the Closing Date or, if shorter, the applicable period specified in Acquiror’s document retention policy, Acquiror shall retain all Books and Records in existence on the Closing Date, and to the extent permitted by Law and confidentiality obligations existing as of the Closing Date, to grant to Seller and its Representatives during regular business hours and subject to reasonable rules and regulations, the right, subject to Seller reimbursing Acquiror, the Company, the Subsidiaries and any of their Affiliates for all out of pocket expenses incurred by them in complying with any such request at the expense of Seller, (i) to inspect and copy the Books and Records to the extent they relate to periods prior to the Closing Date and (ii) to have personnel of Acquiror and its Affiliates made available to them or to otherwise cooperate to the extent reasonably necessary, including in connection with (A) preparing and filing Tax Returns or any Tax inquiry, audit, investigation or dispute, or (B) any litigation or investigation.  During the period from the date of this Agreement until the date that is seven (7) years from the date of this Agreement, no Books and Records relating to periods prior to the Closing Date shall be destroyed by Acquiror without first advising Seller in writing and giving Seller a reasonable opportunity to inspect and copy such Books and Records in accordance with this Section 5.1(b).

  (c)   For a period of seven years after the Closing Date or, if shorter, the applicable period specified in Seller’s document retention policy, Seller shall (x) retain all of its books and records that relate to the Company and its Subsidiaries, the Systems, or the Business which are in existence on the Closing Date, and (y) to the extent permitted by Law and confidentiality obligations existing as of the Closing Date, grant to Acquiror and its Representatives during regular business hours and subject to reasonable rules and regulations, the right, subject to Acquiror reimbursing Seller and any of its Affiliates for all out of pocket expenses incurred by them in complying with any such request at the expense of Acquiror, (i) to inspect and copy such books and records to the extent they relate to the Company and its Subsidiaries, the Systems, or the Business during periods prior to the Closing Date and (ii) to have personnel of Seller and its Affiliates made available to them or to otherwise cooperate to the extent reasonably necessary, including in connection with (A) preparing and filing Tax Returns or any Tax inquiry, audit, investigation or dispute, or (B) any litigation or investigation.  During the period from the date of this Agreement until the date that is seven years from the date of this Agreement, no books and records that relate to the Company and its Subsidiaries, the Systems, or the Business for periods prior to the Closing Date shall be destroyed by Seller without first advising Acquiror in writing and giving Acquiror a reasonable opportunity to inspect and copy such books and records in accordance with this Section 5.1(c). For the avoidance of doubt, nothing in this Section 5.1(c) requires Seller to grant access to the Tax Returns of Seller or the Seller’s Affiliates, except such portions of such Tax Returns for taxable periods (or portions thereof) ending on or before the Closing Date as relate to the Company, the Subsidiaries and the Business and as necessary for the Acquiror to prepare and file any Tax Return or any Tax inquiry, audit, investigation or dispute.

  (d)   Prior to the Closing, Acquiror shall use all subscriber information (as hereinafter defined) that was obtained prior to the Closing from the Company, the Subsidiaries or any Affiliate of any of the foregoing only in compliance with Sections 222 and 631 of the Communications Act and all other Laws governing the use, collection, disclosure and storage of such information.  For purposes hereof, “subscriber information” means personally identifiable information pertaining to customers, including names, telephone numbers, e-mail and billing addresses, credit card numbers and expiration dates and bank account numbers and routing numbers.

  (e)   Prior to the Closing, Seller shall deliver to Acquiror (i) within 10 days after the end of each calendar month reports showing (A) monthly profit statements reflecting the categories of revenues, net set forth on the CSG-318 billing reports for the Systems, and operating expenses (excluding depreciation and amortization); and (B) residential customers by product and bundle; in each case, on a consolidated basis and for each System as of the last day of such month (collectively, the “System Reports”); (ii) within 45 days after the completion of each fiscal quarter of the Company, (A) the Company’s consolidated unaudited balance sheet as of the end of such fiscal quarter, and the Company’s related consolidated statements of operations, changes in members’ equity and cash flows; and (B) a consolidated capital expenditure summary; in each case for the period from the end of the Company’s most recently completed fiscal year to the end of such fiscal quarter; and (iii) within 75 days after the completion of each fiscal year, the Company’s consolidated audited balance sheet as of the end of such fiscal year, and the Company’s related consolidated statements of operations, changes in members’ equity and cash flows.

Section 5.2   Conduct of Business.    From the date hereof to the Closing, except as otherwise contemplated by this Agreement or as set forth in Section 5.2 of the Seller Disclosure Schedule or as Acquiror otherwise agrees in writing in its sole discretion, Seller shall cause the Company and the Subsidiaries to, (a) conduct the Business in the Ordinary Course and use commercially reasonable efforts to preserve intact the Business and their relationships with customers, suppliers, creditors and employees; (b) use commercially reasonable efforts to retain all of the Franchises, including performing all obligations under all of the Franchises and using commercially reasonable efforts to renew any material Governmental Authorizations that expire prior to the Closing Date; and (c) use commercially reasonable efforts to implement all rate changes provided for in Section 5.2 of the Seller Disclosure Schedule.  From the date hereof to the Closing, except for the items set forth in Section 5.2 of the Seller Disclosure Schedule (other than the exceptions to clause (xi) below stated therein) or to which Acquiror otherwise consents in writing (which consent (A) shall not be unreasonably withheld or delayed with respect to clauses (xi) through (xiv) below, and (B) may be given or withheld in Acquiror’s sole discretion with respect to all of the other clauses of this Section 5.2), Seller shall cause the Company and the Subsidiaries not to:

(i)         incur, create or assume any Encumbrance on any of the assets of the Company that will remain in existence at the Closing, other than a Permitted Encumbrance;

(ii)    sell, lease, license, transfer, encumber, or otherwise dispose of any (A) Systems, headends or subscribers or (B) other material assets of the Company other than, in the case of this clause (B) only, in the Ordinary Course (other than in each case to the Company or a Subsidiary); in each case except for Permitted Encumbrances and except as expressly required by the terms of any Contract entered into prior to the date of this Agreement and disclosed in the Seller Disclosure Schedule;

(iii)           (A) enter into, modify, renew or amend any programming Contracts applicable solely to the Company and/or the Subsidiaries (and not also to Seller or any of its other Affiliates), (B) enter into or obtain any other Material Contract, Lease or Governmental Authorization, other than in the Ordinary Course; (C) modify, renew, suspend, abrogate, terminate or amend in any material respect any other Material Contract or any Lease, other than in the Ordinary Course, (D) modify, renew, suspend, abrogate, terminate or amend in any material respect any Governmental Authorization, other than renewals and extensions in the Ordinary Course and on the same terms; or (E) reject or repudiate any Material Contract or any Lease or Governmental Authorization;

(iv)               fail to timely file valid requests for renewal under Section 626 of the Communications Act with the proper Government Entity with respect to all Franchises that shall expire within 36 months after any date between the date of this Agreement and the Closing Date;

(v)             modify, suspend, abrogate, amend or terminate any of the organizational documents of the Company or the Subsidiaries;

(vi)           (A) authorize or issue any Equity Interest or class of Equity Interests in the Company or the Subsidiaries; or (B) cancel, redeem or repurchase any of the Membership Interests;

(vii)          (A) incur, create, assume or guarantee any Funded Indebtedness other than any Funded Indebtedness incurred in the Ordinary Course; or (B) make any loans, advances or capital contributions to, or investments in, any other Person (other than to or in the Company or any Subsidiary);

(viii)     except as described in Section 3.14(l) of the Seller Disclosure Schedule, (A) grant or provide, or agree to grant or provide, any severance or termination payments or benefits to any of its directors, officers or employees, (B) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any of its directors or Employees, other than any increases in salary and bonuses in the Ordinary Course (it being agreed that any increase of more than 5% on an annualized basis in the combined salary and bonus of any individual shall be deemed to be outside the Ordinary Course), (C) establish, adopt, amend or terminate any Benefit Plan of the Company or any Subsidiary, (D) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Benefit Plan of the Company, any Subsidiary, or their ERISA Affiliates, to the extent not already provided in any such Benefit Plan or (E) except as required by applicable Law, pay or agree to pay or increase or agree to increase any pension, retirement allowance, severance, deferred compensation, or other employee benefit not already required or provided for under any existing plan, agreement, policy or arrangement to any Employee;

(ix)        settle any claim, action, arbitration, dispute or other proceeding material to the Transaction or the Business before or after Closing;

(x)     sell, assign, transfer, encumber or otherwise dispose of any Equity Interests in the Company or any of the Subsidiaries to any Person (other than Acquiror or a designee thereof), or cause or permit the Company or any of the Subsidiaries to engage in any merger, consolidation or other restructuring or recapitalization event, or liquidate or terminate the existence of the Company or any of the Subsidiaries;

(xi)    acquire (A) any System, headend, subscriber, Person, business or all or substantially all of the assets of any Person or business or (B) any other assets, other than, in the case of this clause (B) only, in the Ordinary Course, in each case except as expressly required by the terms of any Contract entered into prior to the date of this Agreement and disclosed in the Seller Disclosure Schedule;

(xii)    make any change in its accounting policies, practices or procedures from those used to prepare the Audited Financial Statements unless such change is required by GAAP, manage payables, receivables or working capital or modify credit policies other than in the Ordinary Course;

(xiii)          fail to file, in a manner consistent with the Company’s and the Subsidiaries’ past practice, all Tax Returns of the Company and each Subsidiary required to be filed on or before the Closing Date;

(xiv)         make or rescind any material Tax election, settle or compromise any material claim by a Government Entity for Taxes payable by the Company or its Subsidiaries, surrender any right to claim a material refund of Taxes, enter into any closing agreement file any amendment (except as required by Law) to previously filed Tax Returns relating to material Taxes payable by the Company and its Subsidiaries, waive or extend any statute of limitation with respect to material Taxes, or change any material Tax accounting method;

(xv)      engage in any business other than the Business or any marketing, promotional, subscriber installation, disconnect, or collection practices other than in the Ordinary Course;

(xvi)     convert any billing systems used by the Business;

(xvii)        except as required by applicable Law (including applicable must-carry laws) and except for any such action that is also taken with respect to other cable systems owned (directly or indirectly) by Seller, add or voluntarily delete any channels from any System of the Company or the Subsidiaries, or change, repackage or retier the channel lineup or reposition any channel in any such system or commit to do any of the foregoing in the future, provided that in the event applicable Law requires the Company or any of the Subsidiaries to do any of the foregoing, the Company shall comply with all applicable Laws with respect to such actions;

(xviii)   change the rate charged for any level of cable television, telephony or high speed data services except for rate increases provided for in Section 5.2 of the Seller Disclosure Schedule;

(xix)      defer beyond the Closing Date (other than for valid and reasonable business reasons unrelated to this Agreement) the making of any of the capital expenditures set forth in Section 5.2(xix) of the Seller Disclosure Schedule that are scheduled to be made before the Closing Date; provided, however, that Seller shall not be deemed to have breached this covenant if the Company and the Subsidiaries shall have made at least 95% of the aggregate capital expenditures required by the foregoing;

(xx)       fail to maintain inventory, plant replacement materials and customer premises equipment for the Systems at levels (by device type) consistent with the Company’s and the Subsidiaries’ past practice in the Ordinary Course and, with respect to customer premises equipment only, of a quantity (by device type) sufficient to enable Acquiror to conduct the Business, as it is conducted by Seller as of the date of this Agreement, for at least a 30-day period following the Closing Date; and

(xxi)      authorize or enter into any agreement or commitment to do any of the foregoing.

Section 5.3   Consents; Further Assurances.

  (a)     Subject to, and not in limitation of, Section 5.4, Seller, on the one hand, and Acquiror, on the other hand, shall cooperate and use its respective commercially reasonable efforts to fulfill as promptly as practicable the conditions to Closing in this Agreement to the extent it has the ability to control the satisfaction of such conditions.  Without limiting the generality of the foregoing, Seller, on the one hand, and Acquiror, on the other hand, shall each, with the reasonable cooperation of the other(s), use commercially reasonable efforts to obtain and maintain all Seller Consents and Acquiror Consents, respectively. If, notwithstanding the exercise of their commercially reasonable efforts and compliance with this Section 5.3 and Section 5.4, Seller is unable to obtain one or more of the Seller Consents, Seller shall reasonably cooperate with Acquiror’s efforts to obtain each such Seller Consent for a period of 12 months following the Closing.

   (b)     Nothing contained in this Agreement shall require the expenditure or payment of any funds (other than in respect of normal and usual attorneys’ fees, filing fees or other normal costs of doing business), the giving of any other consideration by Acquiror, the Company or the Subsidiaries or any adjustment to the Final Consideration with respect to seeking any Seller Consents or Acquiror Consents or any regulatory approvals pursuant to Section 5.4.

   (c)     Each party shall execute and deliver such other documents, certificates, agreements and other writings and to take such other commercially reasonable actions as may be necessary or desirable to evidence, consummate or implement expeditiously the Transaction.

   (d)     As soon as reasonably practicable after the receipt by Seller of a written request by Acquiror, but in no event later than five Business Days following receipt of such request, Seller shall cause the Company to, at Acquiror’s option, give proper contingent notice under the Indenture of the Company’s intent to redeem the Notes on the Closing Date (or a date that is up to five Business Days following the Closing Date) and to take all other necessary and desirable actions in accordance with the Indenture to permit the redemption of the Notes on such date.  Such notice will be subject to the review and approval of Acquiror, and Seller shall cause the Company to revoke such notice at the direction of Acquiror upon not less than two Business Days’ written notice.  Acquiror shall reimburse Seller for all reasonable out-of-pocket costs incurred by Seller or the Company in connection with the redemption of the Notes and will be responsible for the payment of all payments with respect to any redemption, including the principal amount of the Notes (and the accrued interest thereon), any redemption payment with respect thereto, and any premium to be paid in excess of the principal amount of the Notes (and the accrued interest thereon) to be redeemed. Acquiror shall indemnify and hold harmless Seller, the Company, the Subsidiaries and their respective directors, officers, employees, affiliates, advisors, agents or Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with any actions taken pursuant to this Section 5.3(d); provided that the foregoing indemnity will not, as to any indemnified person, apply to liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties to the extent that they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (x) the gross negligence, willful misconduct or fraud of such indemnified person or (y) Seller’s failure to cause the Company to revoke, at the direction of Acquiror upon not less than two Business Days’ written notice, any redemption notice given in accordance with this Section 5.3(d).

Section 5.4     Regulatory Approvals.

  (a)   As soon as practicable after the execution of this Agreement, but in any event no later than February 25, 2013, Seller and Acquiror shall prepare and file or deliver, or cause to be prepared and filed or delivered, all applications (including FCC Forms 394 or other appropriate forms) and requests required to be filed with or delivered to the FCC, any Government Entities or any other Person that are necessary to obtain the consents of such Government Entities in connection with the transaction contemplated by this Agreement (the “Required Regulatory Approvals”). In addition, Seller shall cause the Company to use commercially reasonable efforts to obtain a renewal or extension of any Franchise (for a period of at least two (2) years) for which a valid notice of renewal pursuant to the formal renewal procedures established by Section 626 of the Communications Act has not been timely delivered to the appropriate Government Entity.  Each party shall promptly file any additional information requested by any Government Entity as soon as practicable after receipt of a request for additional information.  The parties shall cooperate fully with each other in all reasonable respects in promptly seeking to obtain the Required Regulatory Approvals.  Each party shall have the right to review and approve in advance, with such approvals not to be unreasonably withheld or delayed, all filings with Government Entities to be made by the other party in connection with the Transaction.  Each party shall coordinate and cooperate with one another in exchanging such information and providing such reasonable assistance as may be requested in connection with such filings. Without the prior consent of Acquiror, none of the Seller, the Company or any Subsidiary shall agree with any Government Entity to extend or to toll the time limits applicable to such Government Entity’s consideration of any FCC Form 394 filed with such Government Entity.  Each party shall promptly supply the other with copies of all nonconfidential correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or its representatives and any Government Entity or members of their respective staffs with respect to this Agreement or the Transaction.  Seller will, to the extent reasonably practicable, notify Acquiror of all meetings, hearings and other discussions before or with Government Entities in connection with the renewal or extension of any Franchise or Governmental Authorization relating to a Franchise or the granting of an LFA Approval with respect to any Franchise, such that Acquiror’s representatives can participate to the extent reasonably practicable in such proceedings.  No party shall take in bad faith any action that would have the effect of delaying, impairing or impeding the receipt of any Required Regulatory Approvals.

   (b)      Without limiting Section 5.4(a), as soon as practicable after the execution of this Agreement, but in any event no later than twenty (20) days after such execution, (i) Seller and Acquiror shall prepare and file or deliver, or cause to be prepared and filed or delivered, all applications and requests required to be filed with or delivered to the FCC that are necessary to obtain the Required 214 Authorization and (ii) Acquiror shall prepare and file or deliver, or cause to be prepared and filed or delivered, all applications and requests required to be filed with or delivered to the applicable State Regulatory Authorities and other Persons that are necessary to obtain the Required State Telecommunications Authorizations.  The parties shall share equally the expense of any filing fee with respect to the Required 214 Authorization, and each party shall otherwise bear its own expenses in connection with the foregoing.

   (c)      Each of Seller and Acquiror shall (i) make or cause to be made all filings required of each of them or any of their Affiliates under the HSR Act or other Antitrust Laws with respect to the Transaction as promptly as practicable and, in any event, within 30 days after the date of this Agreement in the case of all filings required under the HSR Act, (ii) comply at the earliest practicable date with any request under the HSR Act or other Antitrust Laws for additional information, documents, or other materials received by each of them or any of their respective subsidiaries or Affiliates from the FTC, the Antitrust Division of the Department of Justice (the “Antitrust Division”) or any other Government Antitrust Entity in respect of such filings or the Transaction, and (iii) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of drafts of all prepared filings to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Government Antitrust Entity under any Antitrust Laws with respect to any such filing or any such transaction.  Each such party shall use its commercially reasonable efforts to furnish to each other all information requested by the other party that is reasonably required for any application or other filing to be made pursuant to any applicable law in connection with the Transaction.  Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Government Entity regarding any such filings or any such transaction.  No party hereto shall independently participate in any formal meeting with any Government Entity in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Government Entity, the opportunity to attend and participate.  Subject to applicable Law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act, other Antitrust Laws or other applicable Law.  Any party may, if it reasonably deems it advisable and necessary, designate any competitively sensitive material provided to the other parties under this Section 5.4 as “outside counsel only.”  Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials.

   (d)       Each of Acquiror and Seller shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Government Antitrust Entity with respect to the Transaction under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”).  Each of Acquiror and Seller shall use commercially reasonable efforts to take such actions as may be required to cause the expiration of the waiting or notice periods under the HSR Act or other Antitrust Laws with respect to the Transaction as promptly as possible after the execution of this Agreement.

   (e)      Seller and Acquiror shall each be responsible for and pay one-half of all mandatory and generally applicable transfer and filing fees imposed by a Government Entity as a condition to processing or giving any consents or notices described in this Section 5.4.  Notwithstanding the foregoing sentence, in no event shall either party be required to pay any fees and expenses of counsel, accountants, agents and other Representatives of the applicable Government Entity related thereto.

Section 5.5   Tax Matters

   (a)     Seller and Acquiror shall each be responsible for and pay one-half of all federal, state, local or foreign or other excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes and fees that may be imposed or assessed as a result of the Transaction, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties (“Transfer Taxes”).  Any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared by the party primarily or customarily responsible under applicable Law for filing such Tax Returns, and such party will use commercially reasonable efforts to provide such Tax Returns to the other party (or, in the case of the Company, to Seller) at least ten (10) Business Days prior to the date such Tax Returns are due to be filed. Acquiror and Seller shall cooperate in the timely completion and filing of all such Tax Returns.

   (b)    Acquiror shall have no authority to amend any Tax Return of the Company or a Subsidiary for any taxable periods ending on or before the Closing Date without Seller’s prior consent (such consent not to be unreasonably withheld or delayed).

   (c)     At or before the Closing, Seller shall deliver a duly executed certificate of non-foreign status in the form and manner that complies with Section 1445 of the Code and the Treasury Regulations thereunder.

   (d)     Following the Closing, Acquiror shall cause the Company and the Subsidiaries to:

   (i)   Continue to diligently prosecute in good faith its claim for Tax refunds payable in respect of the Montana Tax Disputes, including refunds of the Closing Tax Protest Payments, until the issuance of a final, non-appealable order with respect to all claims made by the parties to the Montana Tax Dispute; and

   (ii)   collect all refunds of the Closing Tax Protest Payments (including interest thereon from the applicable payment date to the Closing Time at the statutory rate applicable to tax refunds in Montana) as of such time finally determined to be due and owing to the Company and the Subsidiaries with respect to the Montana Tax Disputes, and remit all amounts collected in respect of the Closing Tax Protest Payments (including any payments of interest received relating to such refunds) to Seller within ten (10) Business Days of receipt of such refund.

The Company and the Subsidiaries shall prosecute the Montana Tax Disputes in accordance with this Section 5.5(d) with counsel selected by Acquiror, the fees and expenses of which shall be paid in full by the Company.  Seller shall nonetheless be entitled to participate in (but not control) any proceeding related to the Montana Tax Disputes, provided that Seller shall bear its own costs and expenses in participating in such proceeding. Acquiror shall cause the Company and the Subsidiaries not to settle or compromise any claim relating to the Montana Tax Disputes, if the effect of such settlement or compromise would result in less than a full refund of the Closing Tax Protest Payments (including interest thereon from the applicable payment date to the Closing Time at the statutory rate applicable to tax refunds in Montana) for any period or portion of any period ending prior to the Closing Time that is the subject of the Montana Tax Disputes, unless Seller consents in writing to such settlement or compromise (such consent not to be unreasonably withheld).

Section 5.6   Employees.

  (a)   The Employees who are employed immediately prior to the Closing and who continue employment with the Company or any Subsidiary following the Closing Date are hereinafter referred to as the “Continuing Employees.”

  (b)   Following the Closing,

(i)     Acquiror shall cause the Company and the Subsidiaries to, for the six-month period immediately after the Closing Date, provide to each Continuing Employee overall compensation and benefits consistent with and to the same extent as Acquiror’s similarly situated employees and their dependents (with the special rules as provided in (iii) and (iv) below);

(ii)       Acquiror shall cause the Company and the Subsidiaries to, perform their respective obligations under any applicable employment Contracts of the Company and the Subsidiaries and the labor and collective bargaining Contract of the Company and the Subsidiaries;

(iii)       the service of each Continuing Employee with the Company or any of the Subsidiaries (or any predecessor employer) prior to the Closing shall be treated as service with Acquiror and the Subsidiaries for purposes of each employee benefit plans, agreements, programs, policies and arrangements of Acquiror or its Affiliates (the “Acquiror Plans”) (including vacation, paid time-off and severance plans) in which such Continuing Employee is eligible to participate and participates in after the Closing, including for purposes of eligibility to participate and vesting, but not for the purpose of determining any benefit accruals;

(iv)    for purposes of each Acquiror Plan in which any Continuing Employee or his or her eligible dependents is eligible to participate and participates in after the Closing, Acquiror shall cause the Company and the Subsidiaries to (A) waive any pre-existing condition, exclusion, or waiting period to the extent such condition, exclusion, or waiting period was satisfied or waived under the comparable Benefit Plan of the Company or any of the Subsidiaries as of the Closing and (B) provide full credit for any co-payments, deductibles or similar payments made or incurred prior to the Closing under the comparable Benefit Plan of the Company or any of the Subsidiaries for the plan year in which the Closing occurs;

(v)    If, following the Closing, Acquiror maintains a tax-qualified 401(k) retirement plan for its employees, Acquiror and Seller shall take all actions necessary to permit, beginning as soon as practicable following the Closing, each Continuing Employee to effect a rollover from Seller’s 401(k) plan (or, at Acquiror’s option, a direct transfer from a trust established under Seller’s 401(k) plan to a trust established under Acquiror’s 401(k) plan), including notes evidencing any outstanding plan loans from Seller’s 401(k) plan, to an account under Acquiror’s 401(k) plan;

(vi)    Seller will retain full responsibility and liability for offering and providing continuation coverage of any qualified beneficiary who is covered by a group health plan sponsored or contributed to by the Seller and who has experienced a qualifying event or is receiving continuation coverage prior to the Closing Date.  As used in this Section 5.6(b) continuation coverage, qualified beneficiary, group health plan, and qualifying event all shall have the meanings given such terms under Section 4980B of the Code; and

(vii)   if, at any time within 12 months after Closing, any of Acquiror, the Company or any Subsidiary or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Acquiror, the Company or such Subsidiary shall assume all of the obligations thereof set forth in this Section 5.6(b).

   (c)   Acquiror shall indemnify, defend and hold harmless Seller, BBHI Holdings, their respective shareholders, directors, officers and employees (collectively, the “Indemnitees”) from and against any Losses imposed on the Indemnitees directly or indirectly relating to or arising out of the termination of employment, or the wrongful discharge, including constructive discharge by Acquiror or its Affiliates, of any Continuing Employee occurring after the Closing with respect to any Continuing Employee.

   (d)   Acquiror shall be responsible for providing or discharging any and all notifications, benefits and liabilities to Continuing Employees and governmental authorities required by the WARN Act or by any other applicable Law relating to plant closings or employee separations or severance pay that are required to be provided occurring after the Closing.

   (e)   Prior to making any written or oral communications to the directors, officers or employees of the Company or any of the Subsidiaries pertaining to material compensation or benefit matters that are affected by the Transaction, Seller shall cause the Company to provide Acquiror with a copy of the intended communication.  Acquiror shall have a reasonable period of time to review and comment on the communication and consider such comments in good faith.

   (f)   Notwithstanding any provision of this Section 5.6, Acquiror shall either cause the Continuing Employees to continue to participate in the existing Benefit Plans or, in its sole discretion, cause the Continuing Employees to participate in the Acquiror Plans.  Furthermore, nothing contained in this Section 5.6 shall require or imply that the employment of the Employees or the Continuing Employees will continue for any particular period of time following the Closing.  This Section 5.6 is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties to this Agreement and their respective successors and permitted assigns, to create any agreement of employment with any Person or to otherwise create any third-party beneficiary hereunder, or to be interpreted as an amendment to any plan of Acquiror or any Affiliate of Acquiror.

Section 5.7   Contact with Customers, Supplier and Other Business Relations.  Prior to the Closing, except as otherwise expressly contemplated hereby, Acquiror and its Representatives shall not have any contact or otherwise communicate with the employees, customers, suppliers and other business relations of the Company and the Subsidiaries about the Company or the Subsidiaries or their respective assets, properties, operations or Businesses in connection with the Transaction without the Company’s prior consent (such consent not to be unreasonably withheld or delayed).

Section 5.8   Real Estate Matters. Seller shall reasonably cooperate with Acquiror and shall cause the Company and the Subsidiaries to provide to Acquiror current commitments to issue title insurance policies on the 2006 ALTA owner’s form so that Acquiror may receive, at Acquiror’s expense and to the extent available in the respective jurisdiction, an ALTA owner’s policy or policies of title insurance from a nationally recognized title insurance company reasonably acceptable to Acquiror (the “Title Company”) insuring title to such of the Owned Real Property that Acquiror shall designate in writing, subject only to Permitted Encumbrances.  Seller shall reasonably cooperate with Acquiror so that Acquiror may receive, at Acquiror’s expense, a current ALTA/ASCM survey of each such parcel of Owned Real Property and, where the Company is the sole tenant of the Leased Real Property, such Leased Real Property.  Each such survey shall be certified to (i) Acquiror, (ii) the Company or applicable Subsidiary, and (iii) the Title Company.

Section 5.9   Environmental Site Assessments. Seller acknowledges and agrees that Acquiror may commission, at Acquiror’s sole cost and expense, a Phase I environmental site assessment of the Owned Real Property.  Seller will comply with any reasonable request for information made by Acquiror or its agents in connection with any such investigation, but in no event will the Company be required under this Section 5.9 to disclose any materials constituting attorney-client privileged communications.  Upon request by Acquiror, Seller will cause the Company to afford Acquiror and its agents or representatives access to the Owned Real Property at reasonable times and in a reasonable manner in connection with any such investigation; provided that Acquiror will not unreasonably interfere with the Company’s or its Subsidiaries’ use and operation of the Owned Real Property.  Should Acquiror commission such an investigation, such investigation will have no effect upon the representations and warranties made by Seller to Acquiror under this Agreement.

Section 5.10          Notification.  Between the date of this Agreement and the Closing Date, Seller shall give prompt notice to Acquiror, and Acquiror shall give prompt notice to Seller, (a) of any notice or other communication received by such party from any Government Entity in connection with the Transaction or from any Person alleging that the consent of such Person is or may be required in connection with the Transaction, if the subject matter of such communication or the failure of such party to obtain such consent could be material to Seller, the Company or Acquiror, (b) of any actions, suits, claims, investigations or proceedings commenced relating to or otherwise affecting such party of any of its Affiliates which relate to the Transaction, and (c) if such party becomes aware of any fact, circumstance or event that would reasonably be expected to cause any of the conditions set forth in Section 6.1, 6.2 or 6.3 not to be satisfied.  Notwithstanding the foregoing, it is understood and agreed that neither the delivery or non-delivery of any notice pursuant to this Section 5.10 nor any disclosures provided thereby shall affect any of the rights, remedies or obligations of the parties hereunder.

Section 5.11         Transition Matters.

   (a)   Prior to the Closing, each party shall use its commercially reasonable efforts to negotiate in good faith the schedules to, and Provider Fees provided for in, the Transition Services Agreement in accordance with the terms thereof.  To the extent that the Parties are unable to reach such agreement, the applicable provisions of the Transition Services Agreement shall control from and after the Closing, subject to amendment in accordance with the terms of the Transition Services Agreement.  The Parties acknowledge and agree that if there are any disputes with respect to the Transition Services Agreement prior to the Closing, such disputes shall not affect the obligations of the Parties to effect the Closing and shall be resolved in accordance with the terms of the Transition Services Agreement.

   (b)   Acquiror acknowledges that Seller has the absolute and exclusive proprietary right to the trademark “OPTIMUM”, other “OPTIMUM” inclusive trademarks and designs and logos associated therewith currently used by the Business (collectively, the “Names”)  and  that  none  of  the  rights  thereto or goodwill represented thereby or pertaining thereto are being transferred hereby or in connection herewith. Notwithstanding the foregoing, for a period of 360 days following the Closing, the Company and the Subsidiaries may continue to operate the Systems using the Names, including (i) use of the phrase “Optimum is now Charter,” (ii) use of any Name affixed to vehicles, signage or other equipment which are used by any of them in Business as of the Closing Date, (iii) use of any printed purchase orders or sales, maintenance or license agreements that bear a Name (as limited by any existing agreements the Seller or any of its Affiliates may have with third parties) until the supplies thereof existing on the Closing Date have been exhausted, and (iv) use of any printed billing statements that bear a Name (such billing statements and purchase orders and sales, maintenance and license agreements are collectively referred to herein as “Forms”); provided, however, that notwithstanding the foregoing with respect to any advertising, marketing, packaging, displays, merchandise or other promotional materials (“Promotional Materials”) which are used by the Company or any Subsidiary in the Business as of the Closing Date the Company and the Subsidiaries shall have the right to use such  Promotional Materials only: (i) for a period of 60 days following the Closing with respect to mass marketing Promotional Materials (such as television advertising and mass mailings) and 180 days for all other Promotional Materials, (ii) in the exact form as such Promotional Materials exist on the Closing Date, (iii) to the extent that the Company or Subsidiary using such Promotional Materials has not modified the products or services of the Business in any way which would render the use of such Promotional Materials inaccurate or misleading in any respect, and (iv) provided the Company and the Subsidiaries shall mark such materials as necessary in order to indicate clearly and prominently to indicate that neither the Acquiror nor any of its Affiliates is affiliated with the Seller or any of its Affiliates. With respect to Forms, within 60 days after the Closing Date the Company and the Subsidiaries shall sticker or otherwise mark such documents as necessary in order to indicate clearly that neither the Seller nor any of its Affiliates are a party to such documents or affiliated with the Seller or any of its Affiliates.  From and after the expiration of the period for use applicable to Promotional Materials or Forms, the Company and the Subsidiaries shall cease to use any such Promotional Materials or Forms. With respect to the other uses of the Names permitted above, from and after the 360-day period permitted above the Company and the Subsidiaries shall delete or cover (as by stickering) any Name from any item included in inventory that bears Name and take such other actions as may be necessary or advisable clearly and prominently to indicate that neither the Acquiror nor any of its Affiliates is affiliated with the Seller or any of its Affiliates.  If Acquiror determines that it wishes the Company and the Subsidiaries to use any Promotional Materials or Forms to which the applicable period provided above applies for a duration longer than such period or to use any other Promotional Materials or Forms or to create new Promotional Materials or Forms incorporating the Names in a manner exceeding the scope of the rights granted herein, Acquiror shall notify Seller and the parties shall negotiate in good faith the terms of a trademark license granting to the Company and the Subsidiaries such rights for an agreed-upon term and otherwise on terms and conditions mutually acceptable to Acquiror and Seller. For the avoidance of doubt, the execution and delivery of any such trademark license shall not be a condition to Closing or otherwise affect the obligations of the parties to consummate the Transaction.  Notwithstanding the foregoing, nothing in this Section 5.11(b) shall require the Acquiror to remove or discontinue using any Name that is affixed as of the Closing Date to converters or other items in or to be used in consumer homes or properties, or as are used in a similar fashion making such removal or discontinuation impracticable.

Section 5.12     No Solicitation.  Seller (and its directors, officers, employees, representatives and agents) shall not directly or indirectly, (i) offer the assets of the Company, the Systems or the Business for sale, (ii) solicit, encourage or entertain offers for such assets of the Company, Systems or Business, (iii) initiate negotiations or discussions for the sale of such assets of the Company, Systems or Business or (iv) make information about such assets of the Company, Systems or Business available to any third party in connection with the possible sale of such assets of the Company, Systems or Business prior to the Closing Date or the date this Agreement is terminated in accordance with its terms.

Section 5.13     Cooperation as to Pending Litigation.  Subject to Section 5.5(d), with respect to the Company’s continued defense or prosecution of any litigation or legal proceeding with respect to the Systems that relates to the period prior to the Closing Time, Seller shall cooperate with and assist the Company and Acquiror following the Closing, upon reasonable request, by making witnesses available and providing all information in its possession (including access to employees with information regarding such proceedings and access to books and records that may relate to the proceedings) that the Company and Acquiror may reasonably require in connection with such litigation or legal proceedings or in response to any complaint, claim, inquiry, order or requirements of any Government Entity or other third party.

ARTICLE VI.
CONDITIONS TO CLOSING

Section 6.1   Conditions to the Obligations of Acquiror and Seller.  The obligations of the parties hereto to effect the Closing are subject to the satisfaction (or waiver by both parties) prior to the Closing of the following conditions:

   (a)   HSR.  The waiting periods applicable to the consummation of the Transaction under the HSR Act shall have expired or been terminated;

       (b)       LFA Approvals.  The aggregate number of Video Customers served by Systems (i) pursuant to the “grandfathering” provisions of the Communications Act and (ii) pursuant to each Franchise for which (A) no consent is required from any Government Entity issuing such Franchise for the consummation of the Transaction or (B) any such consent is required and has been received (or deemed received under Section 617 of the Communications Act), shall be no less than 80% of the Video Customers served by the Systems, as reflected on Section 3.10(a) of the Seller Disclosure Schedule; and if less than 100% of such number of Video Customers, all applicable waiting periods (including extensions) shall have expired with respect to the FCC Forms 394 filed in connection with requests for the LFA Approvals that have not been obtained;

   (c)   FCC.  The FCC shall have provided to Acquiror the Required 214 Authorizations and consented to the transfer to Acquiror of all Cable Television Relay Service (CARS) licenses and wireless licenses included among the Governmental Authorizations;

   (d)   State Telecommunication Authorizations. The Required State Telecommunications Authorizations shall have been obtained, all of which shall remain in full force and effect (collectively with the conditions in Section 6.1(a), Section 6.1(b), and Section 6.1(c), the “Regulatory Conditions”); and

   (e)   No Prohibition.  No Government Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which makes unlawful, prohibits, delays, enjoins or otherwise prevents or restrains the consummation of the Transaction and no action seeking any of the foregoing shall be pending.

Section 6.2   Conditions to the Obligations of Acquiror.  The obligation of Acquiror to effect the Closing is subject to the satisfaction (or waiver by Acquiror) prior to the Closing of the following conditions:

   (a)   Representations and Warranties.  Each of the representations and warranties of Seller contained in this Agreement (other than the representations and warranties of Seller set forth in the second sentence of Section 3.1(b), the second sentence of Section 3.1(c), Section 3.2, Section 3.5 and Section 3.25 (collectively, the “Fundamental Representations”)) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of and as though made on the Closing Date (except for any such representation and warranty that is expressly made as of a specified earlier date, which shall be true and correct in all respects as of such specified earlier date) in each case without giving effect to any “Material Adverse Effect”, “material” or other materiality qualification, limitation or exception contained therein other than any failures to be so true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. Each Fundamental Representation shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of and as though made on the Closing Date;

       (b)   Covenants.  Each of the covenants and agreements of Seller to be performed on or prior to the Closing shall have been performed in all material respects;

       (c)   Certificate.  Acquiror shall have received a certificate, signed by an authorized officer of Seller, dated the Closing Date, to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied; and

       (d)   Other Deliveries.  Seller shall have delivered or caused to be delivered to Acquiror each of the deliverables specified in Section 2.6(a).

Section 6.3   Conditions to the Obligations of Seller.  The obligations of Seller to effect the Closing are subject to the satisfaction (or waiver by Seller) prior to the Closing of the following conditions:

   (a)   Representations and Warranties.  Each of the representations and warranties of Acquiror contained in this Agreement, without regard to any “materiality” or “material adverse effect” qualification contained therein, shall be true and correct in all respects at and as of the Closing Date (except for such representations and warranties that are made as of a specific date, which shall be true and correct in all respects as of such date), as though such representation or warranty were made as of such date; provided that for purposes of the foregoing, the representations and warranties shall be deemed to be true and correct in all respects unless the aggregate effect of any inaccuracies as of the applicable date would reasonably be expected to have a material adverse effect on Acquiror’s ability to consummate the Transaction.

  (b)   Covenants.  Each of the covenants and agreements of Acquiror to be performed on or prior to the Closing shall have been performed in all material respects.

  (c)   Certificate.  Seller shall have received a certificate, signed on behalf of Acquiror by an authorized officer, dated the Closing Date, to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

  (d)   Consideration.  Acquiror shall have delivered, or caused to be delivered, the consideration payable by it pursuant to Section 2.3.

  (e)   Other Deliveries.  Acquiror shall have delivered or caused to be delivered to Seller each of the deliverables specified in Section 2.6(b).

ARTICLE VII.
SURVIVAL

The representations, warranties, covenants and agreements of Seller and Acquiror contained in this Agreement shall survive the Closing for the applicable period set forth in this Article VII:  (i) all representations and warranties contained in this Agreement, and all claims with respect thereto, shall terminate and expire upon the Closing; (ii) all of the parties’ respective covenants and agreements to be performed prior to the Closing, and all claims with respect thereto, shall terminate and expire upon the Closing; and (iii) all of the parties’ respective covenants and agreements to be performed following the Closing, and all claims with respect thereto, shall terminate upon the expiration of the applicable statutes of limitations with respect thereto.

ARTICLE VIII.
TERMINATION

Section 8.1   Termination by Mutual Consent.  This Agreement may be terminated at any time prior to the Closing by written agreement of Seller and Acquiror.

Section 8.2   Termination by Seller or Acquiror.

   (a)   Acquiror, on the one hand, or Seller, on the other hand, may terminate this Agreement at any time prior to the Closing by giving written notice of termination to the other(s), if:  (i) the Closing shall not have occurred by the date which is six (6) months following the date hereof (the “End Date”), so long as the party proposing to terminate has not breached in any material respect any of its covenants or agreements under this Agreement in any manner that shall have proximately caused (such breaching party, a “Proximate Cause Party”) the failure of the Closing to so occur; provided, however, that if any of the Regulatory Conditions are not satisfied on the End Date, then Seller or Acquiror shall be entitled to extend the End Date to the date which is nine (9) months following the date of this Agreement so long as the party proposing to so extend the End Date is not a Proximate Cause Party with respect to the failure of any of the Regulatory Conditions to be satisfied on or prior to the End Date, or (ii) any Law permanently restraining, enjoining or otherwise prohibiting consummation of the Transaction shall become final and non-appealable, so long as the party proposing to terminate is not a Proximate Cause Party with respect to the issuance, existence or effectiveness of such Law.

   (b)   Seller may terminate this Agreement at any time prior to the Closing, by written notice to Acquiror, if (i) there has been a breach of any representation, warranty, covenant or agreement made by Acquiror herein or any such representation or warranty shall have become untrue as of and as though made on any date after the date of this Agreement, (ii) such breach or untruth would cause any of the closing conditions in Section 6.3(a) or 6.3(b) not to be satisfied (assuming, in the case of any such untruth, that such date was the Closing Date) and (iii) such breach or untruth is not curable or, if curable, is not cured by Acquiror within thirty (30) days after written notice thereof is given by Seller to Acquiror.

   (c)   Acquiror may terminate this Agreement at any time prior to the Closing, by written notice to Seller, if (i) there has been a breach of any representation, warranty, covenant or agreement made by Seller herein or any such representation or warranty shall have become untrue as of and as though made on any date after the date of this Agreement, (ii) such breach or untruth would cause any of the closing conditions in Section 6.2(a) or (b) not to be satisfied (assuming, in the case of any such untruth, that such date was the Closing Date) and (iii) such breach or untruth is not curable or, if curable, is not cured by Seller within thirty (30) days after written notice thereof is given by Acquiror to Seller.

   (d)   If this Agreement is terminated pursuant to Section 8.2(a) and at the time of such termination all of the conditions in Section 6.1 and Section 6.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) have been satisfied other than any of the Regulatory Conditions set forth in Section 6.1(a), Section 6.1(c), and Section 6.1(d) (a “Regulatory Termination”), then Acquiror shall promptly, but in no event later than five (5) Business Days after the date of such termination, pay or cause to be paid to Seller by wire transfer of same day funds (it being understood that in no event shall Acquiror be required to pay the Termination Fee on more than one occasion) an amount equal to $50,000,000 (the “Termination Fee”).  The parties acknowledge that the agreements contained in this Section 8.2(d) are an integral part of the Transaction and that without these agreements the parties would not have entered into this Agreement; accordingly, if Acquiror fails to promptly pay the Termination Fee due pursuant to this Section 8.2(d) and, in order to obtain such payment, Seller commences a suit that results in a judgment against Acquiror for the Termination Fee, Acquiror shall pay to Seller its reasonable out-of-pocket costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the Termination Fee from the date the Termination Fee was required to be made through the date of payment at the prime rate of Citibank N.A. in effect on such required payment date (such costs, expenses, interest and the Termination Fee collectively, the “Termination Payments”).  Notwithstanding anything to the contrary in this Agreement but without limiting Seller’s ability to enforce its other rights hereunder prior to a Regulatory Termination, Seller’s right to receive the Termination Payments from Acquiror pursuant to this Section 8.2(d) shall, from and after a Regulatory Termination, be the sole and exclusive remedy of Seller and its Affiliates against Acquiror, its Representatives, the former, current and future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers, counsel, general or limited partners or assignees of Acquiror or its Representatives and any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate, agent or assignee of any of the foregoing (collectively, the “Buyer Entities”) for any loss suffered as a result of any breach by Acquiror of any representation, warranty, covenant or agreement contained herein or the failure of the Transaction to be consummated, and upon payment of the Termination Payments, none of the Buyer Entities shall have any further liability or obligation relating to or arising out of this Agreement or the Transaction.  If, after a Regulatory Termination occurs, Seller or any of its Affiliates asserts in any litigation or other proceeding that (A) the provisions of this Section 8.2(d) limiting the liability of the Buyer Entities for the matters described herein to the Termination Payments or the other provisions of this Section 8.2(d) are illegal, invalid or unenforceable in whole or in part, (B) Acquiror is liable for payments in excess of the Termination Payment or any other Buyer Entity has any liability hereunder or (C) any theory of liability against any Buyer Entity with respect to this Agreement or the Transaction other than Acquiror’s obligation to pay the Termination Fee pursuant to this Section 8.2(d), then (i) the obligations of Acquiror under this Section 8.2(d) shall terminate ab initio and be null and void, (ii) if Acquiror has previously made any payments pursuant to this Section 8.2(d), it shall be entitled to recover such payments and (iii) neither Acquiror nor any of the Buyer Entities shall have any liability to Seller or any of its Affiliates with respect to this Agreement or the Transaction.

Section 8.3   Effect of Termination.   If this Agreement is terminated in accordance with Section 8.1 or Section 8.2, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to the other party or parties hereto or their respective Affiliates, or their respective directors, officers or employees, except for the expense reimbursement obligations of the Parties hereto contained in Section 5.1, the indemnification obligations of Acquiror contained in Section 5.3(d) and the obligations of the parties hereto contained in Section 8.2(d), this Section 8.3 and in Section 9.1, 9.4, 9.5, 9.6, 9.7, 9.8 and 9.9 (and any related definitional provisions set forth in Article I); provided, that nothing in this Section 8.3 shall relieve any party from liability for any breach of this Agreement that arose prior to such termination.

ARTICLE IX.
MISCELLANEOUS

Section 9.1   Notices.  All notices and communications hereunder shall be in writing and served by personal delivery upon the party for whom it is intended or delivered by hand delivery, by registered or certified U.S. first-class mail, with return receipt requested and all postage and other fees prepaid, by reputable overnight courier service or by facsimile, provided that printed confirmation of such facsimile transmission is promptly received by the sender, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the manner set forth herein, by such Person:

To Acquiror:	c/o Charter Communications, Inc.
400 Atlantic Street, 10th Floor
Stamford, Connecticut 06901
	Attention:	Christopher L. Winfrey
Facsimile: (203) 905-7996

With a copy to:	c/o Charter Communications, Inc.
12405 Powerscourt Drive
St. Louis, Missouri 63131
	Attention:	General Counsel
	Facsimile:	(314) 965-6640

With a copy to:	Sherman & Howard, L.L.C.
633 17th Street, Suite 3000
Denver, Colorado 80202
	Attention:	Gregory J. Ramos
	Facsimile:	(303) 298-0940

To Seller:	CSC Holdings, LLC
1111 Stewart Avenue,
Bethpage, New York 11714
	Attention:	General Counsel
	Telephone:	(516) 803-1133
	Facsimile:	(516) 803-2575

With a copy to:	Sullivan & Cromwell LLP
125 Broad Street,
New York, NY 10004
	Attention:	John P. Mead
Duncan C. McCurrach
	Facsimile:	(212) 558-3588

Section 9.2   Amendment; Waiver.  Any provision of this Agreement may be amended or waived only if such amendment or waiver is in writing and signed, in the case of an amendment, by Acquiror and Seller, or in the case of a waiver, by the party or parties against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.3   No Assignment or Benefit to Third Parties.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns.  No party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other party hereto, except that Acquiror may assign any and all of its rights under this Agreement to CCI, or a wholly owned, direct or indirect, subsidiary of CCI, without the prior written consent of Seller (but no such assignment shall relieve Acquiror of any of its obligations hereunder).  Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Acquiror, Seller, the Indemnitees and their respective successors, legal representatives and permitted assigns, any rights or remedies under or by reason of this Agreement; provided, however, that notwithstanding the foregoing, BBHI Holdings shall be an express and intended third party beneficiary for the purposes of Section 2.1, Section 2.3 and Section 2.4 of this Agreement; provided, further, however, that the Acquiror’s financing sources and their respective current, former or future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers, counsel, general or limited partners or assignees of any of the foregoing shall be third party beneficiaries of Sections 8.2(d) and 9.9 and this Section 9.3.

Section 9.4   Entire Agreement.  This Agreement (including all Schedules, Exhibits and Annexes hereto) contains the entire agreement among the parties hereto and thereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms.

Section 9.5   Enforcement

   (a)   Irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur if the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of such parties hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions.  Each party shall be, entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by the other parties hereto and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which each such party is entitled at law or in equity.  No party will oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.  Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such other order or injunction.

   (b)   To the extent a party brings any Action to enforce specifically the performance of the terms and provisions of this Agreement when expressly available to such party pursuant to the terms of this Agreement, the End Date shall automatically be extended by (i) the amount of time during which such Action is pending, plus twenty Business Days, or (ii) if such other time period established by the court presiding over such Action.

Section 9.6   Public Disclosure

.  Notwithstanding anything to the contrary contained herein, except as may be required to comply with the requirements of any applicable Law and the rules and regulations of any stock exchange upon which the securities of one of the parties or any of their respective Affiliates is listed (on which each party shall give the other party a reasonable opportunity to review and comment), no press release or similar public announcement or communication shall be made or caused to be made relating to this Agreement unless specifically approved in advance by Acquiror and Seller.

Section 9.7   Expenses.  Except as otherwise expressly provided herein this Agreement, regardless of whether the Closing occurs, all costs, expenses and Taxes incurred in connection with this Agreement and the Transaction shall be borne by the party incurring such costs and expenses or the party upon which such costs, expenses or Taxes are imposed by applicable Law.

Section 9.8   Schedules.  The disclosure of any matter in any Section of the Seller Disclosure Schedule or the Acquiror Disclosure Schedule shall be deemed to be a disclosure for purposes of any other Section of this Agreement to which the application of such disclosure to such Section is reasonably apparent from the face of such disclosure, but shall not be deemed to constitute an admission by Seller or Acquiror or to otherwise imply that any such matter is material for the purposes of this Agreement, unless the inclusion of such matter in such Disclosure Schedule is required to make the representation true.

Section 9.9   Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.  THE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.  Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the Transaction, exclusively in the Delaware Court of Chancery or in the event (but only in the event) that such court does not have jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the Transaction (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, and (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto.  Notwithstanding anything herein to the contrary, each party hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Acquiror’s financing sources and their respective current, former or future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers, counsel, general or limited partners or assignees of any of the foregoing in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of their performance of their financing obligations to the Acquiror in connection with the acquisition contemplated by this Agreement, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). Each party that does not maintain a registered agent in Delaware hereby irrevocably designates Corporation Service Company as its agent and attorney-in-fact for the acceptance of service of process and making an appearance on its behalf in any such claim or proceeding and for the taking of all such acts as may be necessary or appropriate in order to confer jurisdiction over it before the Chosen Courts and each party hereto stipulates that such consent and appointment is irrevocable and coupled with an interest.  Each party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the Transaction (including Acquiror’s financing).

Section 9.10     Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement.

Section 9.11     Headings.  The heading references herein and the table of contents hereof are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

Section 9.12     Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, to the extent as shall be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

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The parties have executed or caused this Agreement to be executed as of the date first written above.

CSC HOLDINGS, LLC

By:	/s/ Bret Richter
Name:	Bret Richter
Title:	Senior Vice President, Financial Strategy and Development

The parties have executed or caused this Agreement to be executed as of the date first written above.

CHARTER COMMUNICATIONS OPERATING, LLC
By:	Charter Communications, Inc., its manager

By:	/s/ Christopher L. Winfrey
Name:	Christopher L. Winfrey
Title:	Executive Vice President and Chief Financial Officer